Exhibit 10.1

EXECUTION COPY
$150,000,000
TERM CREDIT AGREEMENT
DATED AS OF AUGUST 18, 2006
AMONG
NEWPARK RESOURCES, INC., A DELAWARE CORPORATION,
AS BORROWER,
THE LOAN PARTIES,
THE LENDERS FROM TIME TO TIME PARTIES HERETO ,
JPMORGAN CHASE BANK, N.A.,
AS ADMINISTRATIVE AGENT
AND
WILMINGTON TRUST COMPANY
AS COLLATERAL AGENT

J.P. MORGAN SECURITIES INC.,
AS SOLE LEAD ARRANGER AND SOLE BOOKRUNNER

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PRICING SCHEDULE
EXHIBIT A	CONVERSION/CONTINUATION NOTICE
EXHIBIT B	NOTE
EXHIBIT C	FORM OF OPINION
EXHIBIT D	COMPLIANCE CERTIFICATE
EXHIBIT E	JOINDER AGREEMENT
EXHIBIT F	ASSIGNMENT AND ASSUMPTION
SCHEDULE 5.8	LITIGATION AND CONTINGENT OBLIGATIONS
SCHEDULE 5.9	CAPITALIZATION AND SUBSIDIARIES
SCHEDULE 5.15	OWNERSHIP OF PROPERTIES
SCHEDULE 5.23	LABOR MATTERS
SCHEDULE 6.7	INSURANCE EXCEPTIONS
SCHEDULE 6.11	MORTGAGED REAL PROPERTY
SCHEDULE 6.16	INDEBTEDNESS
SCHEDULE 6.19	OTHER INVESTMENTS
SCHEDULE 6.20	LIENS

v

CREDIT AGREEMENT
     This Credit Agreement, dated as of August 18, 2006, among Newpark Resources, Inc., a Delaware corporation, as the Company and as the Borrower, the other Loan Parties, the Lenders, JPMorgan Chase Bank, N.A., as the Administrative Agent and Wilmington Trust Company, as the Collateral Agent.
RECITALS
     WHEREAS, the Company desires to refinance or repurchase (the “Refinancing”) (a) the Company’s $125,000,000 8 5/8% Senior Subordinated Notes, Series A and Series B, each due 2007 and each as issued under the Indenture (the “Senior Subordinated Notes”) and (b) certain other Indebtedness and to pay related transaction fees and expenses;
     WHEREAS, in connection with the Refinancing, the Company has requested that the Lenders make available a senior secured credit facility and the Lenders have agreed to provide such a facility subject to the terms and conditions set forth herein;
     WHEREAS, the Borrower and the other Loan Parties have agreed to secure all of their obligations under the Loan Documents by granting to the Collateral Agent, for the benefit of the Agents and Lenders, a security interest in and lien upon the Collateral as set forth in the Collateral Documents; and
     WHEREAS, the Guarantors have agreed to guarantee all of the Obligations of the Borrower under the Loan Documents to the Agents and the Lenders as set forth in the Guaranty;
     NOW, THEREFORE, in consideration of these premises and the terms and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement:
     “Account” shall have the meaning given to such term in the Security Agreement.
     “Account Debtor” means any Person obligated on an Account.
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Capital Stock of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Capital Stock having such power only by reason of the happening of a contingency) or a majority of the outstanding Capital Stock of a Person.

     “Administrative Agent” means JPMorgan Chase Bank, N.A., together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
     “Advance” means a borrowing hereunder, (a) made by some or all of the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.
     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of the voting Capital Stock of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.
     “Agents” means, collectively, the Administrative Agent and the Collateral Agent.
     “Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof, which Aggregate Commitment shall initially be in the amount of $150,000,000.
     “Aggregate Credit Exposure” means, at any time, the aggregate of the Credit Exposure of all the Lenders.
     “Agreement” means this Credit Agreement, as it may be amended or modified and in effect from time to time.
     “Alternate Base Rate” means, for any day, a rate of interest per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the higher of (a) the Prime Rate for such day or (b) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.
     “Applicable Prepayment Percentage” means, for any Fiscal Year, (i) 50% or (ii) if the Consolidated Leverage Ratio as of the last day of such Fiscal Year is equal to or less than 2.0 to 1.0 but greater than 1.5 to 1.0, 25% or (iii) if the Consolidated Leverage Ratio as of the last day of such Fiscal Year is equal to or less than 1.5 to 1.0, 0%.
     “Approved Fund” is defined in subsection (b) of Article XII.
     “Arranger” means JPMorgan Securities, Inc. and its successors, in its capacity as Lead Arranger and Sole Book Runner.
     “Article” means an article of this Agreement unless another document is specifically referenced.
     “Assignee” is defined in subsection (b) of Article XII.

     “Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit F.
     “Authorized Officer” means any of John R. Dardenne, Paul L. Howes or Eric M. Wingerter.
     “Availability Period” means the period from and including the Closing Date to the earlier of September 29, 2006 and the date of termination of the Commitments.
     “Bankruptcy Code” means Title 11 of the U.S. Code (11 U.S.C. § 101 et seq.) as amended, reformed, or otherwise modified from time to time, and any rule or regulation issued thereunder.
     “Borrower” means the Company.
     “Borrowing Date” means the date on which the Loans are made hereunder.
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Advances or Eurodollar Loans, such day is also a day for trading by and between banks in U.S. dollar deposits in the interbank eurodollar market.
     “Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.
     “Capital Stock” means any and all corporate stock, units, shares, partnership interests, membership interests, equity interests, rights, securities, or other equivalent evidences of ownership (howsoever designated) issued by any Person and any and all warrants, rights or options to purchase any of the foregoing.
     “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
     “Capitalized Lease Obligations” of a Person means the aggregate amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
     “Cash Equivalent Investments” means (a) short-term obligations of, or fully guaranteed by, the U.S., (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business with any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000, and (d) certificates of deposit issued by and time deposits with any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; provided that, in each case, the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.
     “Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d3 of the Securities and Exchange

Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting Capital Stock of the Borrower.
     “Closing Date” means the date of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.
     “Collateral” means any and all Property covered by the Collateral Documents and any and all other Property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Collateral Agent, on behalf of itself and the Lenders, to secure the Obligations.
     “Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Agents, between the Collateral Agent and any third party (including any bailee, consignee, customs broker, processor, or other similar Person) in possession of any Collateral or any landlord of any Loan Party for any real Property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.
     “Collateral Agent” means Wilmington Trust Company, together with its successors and assigns, as the collateral agent for the benefit of the Agents and Lenders under this Agreement and the other Loan Documents.
     “Collateral Documents” means, collectively, the Intercreditor Agreement, the Security Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Obligations.
     “Commitment” means, for each Lender, the obligation of such Lender to make Loans to the Borrower in an aggregate amount not exceeding the amount set forth in the Commitment Schedule or as set forth in any Assignment and Assumption that has become effective pursuant to Article XII, as such amount may be modified from time to time pursuant to the terms hereof. The original aggregate amount of the Commitments is $150,000,000.
     “Commitment Schedule” means the Schedule attached hereto identified as such.
     “Company” means Newpark Resources, Inc., a Delaware corporation.
     “Compliance Certificate” is defined in Section 6.1(e).
     “Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 3.1, 3.2, 3.4, 3.5 or 9.6 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

     “Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Company and its Subsidiaries calculated on a consolidated basis for such period.
     “Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted in determining Consolidated Net Income, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued, net of tax refunds, (c) depreciation, (d) amortization, (e) any non-cash Capital Stock based compensation expenses and (f) non-recurring non-cash charges, minus, to the extent included in Consolidated Net Income, extraordinary gains (as determined in accordance with GAAP) realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries on a consolidated basis.
     “Consolidated Fixed Charges” means, with reference to any period, without duplication, cash Consolidated Interest Expense, plus prepayments and scheduled principal payments on Indebtedness (other than with respect to (a) the revolving loans under the Existing Credit Agreement, (b) the repayment of the Senior Subordinated Notes, (c) the repayment of the RBS Facility, and (d) the repayment of the Term A Loans and the Supplemental Term Loans (as such terms are defined in the Existing Credit Agreement)) made during such period, plus expense for taxes paid in cash, plus dividends or distributions paid in cash, plus repurchases or redemptions of Capital Stock paid in cash, plus Capitalized Lease payments, plus cash contributions to any Plan, all calculated for the Company and its Subsidiaries on a consolidated basis.
     “Consolidated Interest Expense” means, with reference to any period, the interest expense of the Company and its Subsidiaries calculated on a consolidated basis for such period.
     “Consolidated Leverage Ratio” means the ratio, determined as of the end of each Fiscal Quarter of the Company for the applicable Test Period, of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such Test Period.
     “Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
     “Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
     “Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

     “Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
     “Conversion/Continuation Notice” is defined in Section 2.7.
     “Copyrights” shall have the meaning given to such term in the Security Agreement.
     “Credit Exposure” means, as to any Lender at any time, an amount equal to (a) until the Borrowing Date, the amount of its Commitment at such time and (b) thereafter, the aggregate principal amount of its Loans outstanding at such time.
     “Credit Extension” means the making of an Advance hereunder.
     “Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.
     “Deferred Prepayment Date” is defined in Section 2.15(c).
     “Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Agents, among any Loan Party, a banking institution holding such Loan Party’s funds, and the Collateral Agent with respect to collection and control of all deposits and balances held in a deposit account maintained by any Loan Party with such banking institution.
     “Document” shall have the meaning given to such term in the Security Agreement.
     “Domestic Subsidiary” means any Subsidiary which is organized under the laws of the U.S. or any state of the U.S.
     “Effective Date” means the date that the conditions precedent set forth in Article IV are satisfied.
     “Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
     “Equipment” has the meaning specified in the Security Agreement.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
     “Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurodollar Rate.
     “Eurodollar Base Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan or a Eurodollar Advance, the rate per annum determined on the basis of the rate for deposits in U.S. dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered U.S. dollar deposits at or about 11:00 a.m., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
     “Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurodollar Rate.
     “Eurodollar Rate” means, with respect to a Eurodollar Advance or a Eurodollar Loan for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin.
     “Event of Default” means an event described in Article VII.
     “Excess Cash Flow” means, for any Fiscal Year of the Company, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such Fiscal Year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income and (iii) the aggregate net amount of non cash loss on the disposition of property by the Company and its Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Company and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures), (iii) the aggregate amount of all prepayments of the Loans during such Fiscal Year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Loans) of the Company and its Subsidiaries made during such Fiscal Year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) and (v) the aggregate net amount of non-cash gain on the disposition of property by the Company and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.
     “Excess Cash Flow Payment” is defined in Section 2.15(c).
     “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and each Agent, taxes imposed on its overall revenue or net income, and franchise taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender or such Agent is incorporated or organized or (b) the jurisdiction in which the such Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.
     “Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
     “Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of February 25, 2004, among the Company, each of the other Borrowers party thereto, the Loan Parties party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, N.A. (Main Office Chicago)), for itself, as Lender, and as agent for the Lenders, as amended or modified and in effect from time to time.
     “Facility” means the term loan facility described in Section 2.1 hereof to be provided to the Borrower on the terms and conditions set forth in this Agreement.
     “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.
     “Fee Letter” is defined in Section 2.10(b).
     “Fee Payment Date” means (a) the third Business Day following the last day of each March, June, September and December and (b) any other date on which the Commitments are fully utilized or terminate.
     “Financial Contract” of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (b) any Rate Management Transaction.
     “Fiscal Month” means any of the monthly accounting periods of the Company.
     “Fiscal Quarter” means any of the quarterly accounting periods of the Company, ending on March 31, June 30, September 30 and December 31 of each year.
     “Fiscal Year” means any of the annual accounting periods of the Company ending on December 31 of each year.
     “Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each Fiscal Quarter of the Company for the applicable Test Period, of (a) Consolidated EBITDA minus the unfinanced portion of Consolidated Capital Expenditures to (b) Consolidated Fixed Charges, all calculated for the Company and its Subsidiaries on a consolidated basis.
     “Floating Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.
     “Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.
     “Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.
     “Foreign Intercompany Note” is defined in Section 6.19(g).
     “Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

     “Form 8-K Filings” means the filings of the Company with the United States Securities and Exchange Commission on Form 8-K dated April 17, 2006, May 1, 2006 and June 29, 2006.
     “Form 10-K” means, for any Fiscal Year, the Company’s annual report on Form 10-K (or any successor form) and the accompanying consolidated financial statements filed with the Securities and Exchange Commission.
     “Form 10-Q” means, for any Fiscal Quarter, the Company’s quarterly report on Form 10-Q (or any successor form) and the accompanying consolidated financial statements filed with the Securities and Exchange Commission.
     “Funded Debt” means, as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Company, Indebtedness in respect of the Loans, the loans under the Existing Credit Agreement and the Senior Subordinated Debt.
     “Funding Account” is defined in Section 2.5.
     “GAAP” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.5.
     “Guaranteed Obligations” is defined in Section 15.1.
     “Guarantor” means each Loan Party (other than the Borrower), any other Person who becomes a Loan Party pursuant to a Joinder Agreement, any other Person who executes a Guaranty and their respective successors and assigns.
     “Guaranty” means Article XV of this Agreement and each separate guaranty, in form and substance satisfactory to the Administrative Agent, as it may be amended or modified and in effect from time to time.
     “Indebtedness” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property or any other Off-Balance Sheet Obligations, (f) Capitalized Lease Obligations, (g) Contingent Obligations for which the underlying transaction constitutes Indebtedness under this definition, (h) the maximum available stated amount of all letters of credit or bankers’ acceptances created for the account of such Person and, without duplication, all reimbursement obligations with respect to letters of credit, (i) Rate Management Transactions/Net Mark-to-Market Exposure under all Rate Management Transactions, (j) obligations of such Person under any Sale and Leaseback Transaction, (k) obligations under any liquidated earn-out and (l) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

     “Indenture” means that certain Indenture, dated December 17, 1997, among the Company, certain Subsidiaries of the Company, as guarantors and U.S. Bank, N.A., as trustee, as in effect on the Effective Date.
     “Intellectual Property Rights” means, with respect to any Person, all of such Person’s Patents, Copyrights, Trademarks, and Licenses, all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations and continuations-in-part of any of the foregoing, and all rights to sue for past, present, and future infringement of any of the foregoing.
     “Intercompany Notes” is defined in Section 6.16(e).
     “Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, among the Collateral Agent, the agent under the Existing Credit Agreement, the Company and the other Loan Parties parties thereto, as the same may be amended, restated or otherwise modified from time to time.
     “Interest Period” means, with respect to any Eurodollar Loan or Eurodollar Advance, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan or Eurodollar Advance and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan or Eurodollar Advance and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 a.m., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) the Borrower may not select an Interest Period that would extend beyond the Maturity Date;
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
     (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.
     “Inventory” has the meaning specified in the Security Agreement.
     “Investment” of a Person means any (a) loan, advance, extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person, (b) stocks, bonds, mutual funds, partnership interests, notes, debentures, securities or other Capital Stock owned by such Person, (c) any deposit accounts and certificate of deposit owned by such Person, and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

     “Joinder Agreement” is defined in Section 6.14(a).
     “Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.
     “Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or Affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.22.
     “Licenses” shall have the meaning given to such term in the Security Agreement.
     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
     “Loan Documents” means this Agreement, any Notes, the Collateral Documents and all other agreements, instruments, documents and certificates identified in Section 4.1 executed and delivered to, or in favor of, any Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the any Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
     “Loan Parties” means the Borrower, the Borrower’s Domestic Subsidiaries and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.
     “Loans” means, with respect to a Lender, such Lender’s loans made pursuant to Article II (or any conversion or continuation thereof).
     “Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the Collateral, or the Collateral Agent’s Liens (on behalf of the Agents and the Lenders) on the Collateral or the priority of such Liens or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agents or the Lenders thereunder.
     “Material Indebtedness” means Indebtedness in an outstanding principal amount of $5,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).
     “Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).
     “Maturity Date” means August 18, 2011.
     “Moody’s” means Moody’s Investors Service, Inc.

     “Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, on real Property of any Loan Party, including any amendment, modification or supplement thereto.
     “Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
     “Net Cash Proceeds” means, if in connection with (a) an asset disposition, cash proceeds net of (i) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Loan Party in connection therewith (in each case, paid to non-Affiliates), (ii) transfer taxes, (iii) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Liens hereunder), if any, and (iv) an appropriate reserve for income taxes in accordance with GAAP established in connection therewith, (b) the issuance or incurrence of Indebtedness, cash proceeds net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith or, (c) an equity issuance, cash proceeds net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith.
     “Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).
     “Ninety-Day Average Availability” means, for any day, the sum of the Availability (as such term is defined in the Existing Credit Agreement) for each of the immediately preceding 90 days divided by 90.
     “Non-Consenting Lender” is defined in Section 8.3(e).
     “Non-U.S. Lender” is defined in Section 3.5(d).
     “Notes” is defined in Section 2.21(d).
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, any Agent or any indemnified party arising under the Loan Documents.
     “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any Sale and Leaseback Transaction which is not a Capitalized Lease, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (d) Operating Leases.

     “Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
     “Other Taxes” is defined in Section 3.5(b).
     “Participant” is defined in subsection (c) of Article XII.
     “Patents” shall have the meaning given to such term in the Security Agreement.
     “Payment Date” means (a) with respect to interest payments due on any Floating Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the Maturity Date and (b) with respect to interest payments due on any Eurodollar Loan, (i) the last day of the applicable Interest Period, and (ii) in the case of any Interest Period in excess of three months, the day which is three months after the first day of such Interest Period, and (iii) the Maturity Date.
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Permitted Acquisitions” means Acquisitions, in each case, to the extent (a) the cumulative aggregate cash consideration (defined as total net cash to be paid, plus Indebtedness and Contingent Obligations to be assumed in connection with such Acquisition, plus the Acquisition costs associated with such Acquisitions) is less than $30,000,000 through the Maturity Date and (b) (i) the acquisition target is in the same or similar line of business as the Company and its Subsidiaries; (ii) the Company or a Domestic Subsidiary is the surviving entity holding one hundred percent (100%) of the Capital Stock in the Acquisition target; (iii) no Event of Default or Default shall exist before or after such Acquisition; (iv) such Acquisition shall be completed in accordance with applicable laws; (v) the Administrative Agent shall be provided with reasonably satisfactory opinions with regard to such Acquisition as it may reasonably request; (vi) the terms of Section 6.14(a) or 6.14(c) as the case may be, are satisfied; (vii) the board of directors or similar governing body of the Acquisition target approves the Acquisition; and (viii) both before and (on a pro-forma basis) after giving effect to such Acquisition, (A) the Company’s Fixed Charge Coverage Ratio shall be equal to or greater than 1.15 to 1.0 and (B) the Company shall be in compliance with Section 6.25.2.
     “Permitted Liens” is defined in Section 6.20.
     “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which a Loan Party or any member of the Controlled Group may have any liability.
     “Pricing Schedule” means the Schedule attached hereto identified as such.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).
     “Pro Forma Balance Sheet” is defined in Section 5.5(b).

     “Projections” is defined in Section 6.1(d).
     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
     “Pro Rata Share” means, with respect to any Lender, at any time, the ratio of such Lender’s Credit Exposure at such time to the Aggregate Credit Exposure of all Lenders at such time.
     “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by any Loan Party which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
     “RBS Facility” means the $15,000,000 Term Loan Facility among Excalibar Minerals Inc., Excalibar Minerals of LA, L.L.C., Newpark Holdings, Inc., Newpark Resources, Inc., Newpark Texas, L.L.C. and RBS Lombard, Inc.
     “Register” is defined in subsection (b) of Article XII.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
     “Related Parties” is defined in Section 10.3.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of such event, provided however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
     “Required Availability” means (a) for any prepayment under Section 2.15(c) with regard to the Excess Cash Flow for the 2006 Fiscal Year, $15,000,000 and (b) for any prepayment under Section 2.15(c) with regard to the Excess Cash Flow for any Fiscal Year thereafter, $20,000,000.
     “Required Lenders” means Lenders in the aggregate holding at least a majority of the Aggregate Credit Exposure.

     “Requirement of Law” means, as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.
     “S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.
     “Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
     “Scheduled Prepayment Date” is defined in Section 2.15(c).
     “Section” means a numbered section of this Agreement, unless another document is specifically referenced.
     “Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Collateral Agent, for the benefit of the Agents and the Lenders, and any other pledge or security agreement entered into, after the Closing Date by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.
     “Senior Subordinated Debt” means (a) the Indebtedness under the Senior Subordinated Notes and (b) any unsecured notes or debentures of the Company, subordinated to the prior payment of the Loans and the other obligations under the Loan Documents, that may be issued by the Company in order to refinance the Senior Subordinated Notes and/or prepay the Loans, provided that (i) the scheduled amortization and the final maturity shall be at least one year beyond the corresponding amortization dates and the Maturity Date for the Loans, respectively, and the subordination provisions shall be at least as favorable to the Lenders as those in the Senior Subordinated Notes, and the other terms and conditions thereof (including, without limitation, the covenant and event of default provisions thereof but excluding the interest rate and any call protection provisions) taken as a whole shall be at least as favorable to the Company and the Lenders as those in the Senior Subordinated Notes, (ii) no covenant contained in this Agreement or any of the other Loan Documents would be violated on the proposed issuance date after giving effect to (A) the issuance of such notes or debentures, (B) the payment of all issuance costs, commissions, discounts, redemption premiums and other fees and charges associated therewith, (C) the use of proceeds thereof and (D) the redemption, repayment, retirement and repurchase of all Indebtedness of the Company and its Subsidiaries to be redeemed, repaid or repurchased in connection therewith and (iii) substantially final drafts of the documentation governing any such notes or debentures, showing the terms thereof, shall have been furnished to the Lenders at least 10 days prior to the date of issuance of such notes or debentures.
     “Senior Subordinated Notes” is defined in the Recitals.

     “Single Employer Plan” means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.
     “Specified Adjustments” means the possible adjustments described in the Form 8-K Filings.
     “Specified Defaults” means the defaults and events of default that have occurred, may occur, or which are alleged to have occurred under the Senior Subordinated Notes as a result, directly or indirectly, of the failure of the Company to timely make the 2005 Filings.
     “Subsidiary” of a Person means, any corporation, partnership, limited liability company, association, joint venture or similar business organization more than 50% of the outstanding Capital Stock having ordinary voting power of which shall at the time be owned or controlled by such Person. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of a Borrower.
     “Substantial Portion” means Property which represents more than 10% of the consolidated assets of the Company and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Company and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.
     “Test Period” means, as of the last day of each Fiscal Quarter, the four (4) consecutive Fiscal Quarters then ending.
     “Trademarks” shall have the meaning given to such term in the Security Agreement.
     “2005 Filings” means the filing by the Company with the Securities and Exchange Commission of the audited financial statements for Fiscal Year ended December 31, 2005 and the other normal quarterly and annual financial statements following December 31, 2005 that are delayed until the filing of such statements for the 2005 Fiscal Year.
     “Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Texas or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
     “Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

     “Unused Commitment Fee” is defined in Section 2.10(a).
     “U.S.” means the United States of America.
     “Wholly-Owned Subsidiary” of a Person means, any Subsidiary all of the outstanding Capital Stock of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.
     “WTC Fee Schedule” is defined in Section 2.10(c).
     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II
THE FACILITY
     2.1. The Facility. (a) Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower as set forth below, provided that, after giving effect to the making of each such Loan, such Lender’s Credit Exposure shall not exceed its Commitment; provided further, that the Aggregate Credit Exposure shall not exceed the Aggregate Commitment. The Loans may from time to time be Eurodollar Loans or Floating Rate Loans as determined by the Borrower and notified to Administrative Agent in accordance with Sections 2.1(c) and 2.7.
     (b) The Loans shall be made in one single drawing during the Availability Period. The conversion or continuation of a Borrowing under Section 2.7 shall not be considered the making of a Loan for purposes of this restriction.
     (c) To request the Loans, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 a.m., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Floating Rate Loans. Such notice shall specify the following information:
(i)	the aggregate amount of the requested Loans;

(ii)	the date of such Loans, which shall be a Business Day;

(iii)	whether such Loans are to be Floating Rate Loans or Eurodollar Loans or a combination; and

(iv)	in the case of Eurodollar Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.
     If no election as to the Type of the Loans is specified, then the requested Loans shall be a Floating Rate Loans. If no Interest Period is specified with respect to any requested Eurodollar Loan, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of such notice in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested borrowing.
     2.2. Ratable Loans. Each Advance made in connection with a Loan shall consist of Loans made by each Lender in an amount equal to such Lender’s Pro Rata Share.
     2.3. Repayment of Loans. The Loan of each Lender shall be repaid in consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Pro Rata Share of the aggregate installment payable on such date, payable on the last Business Day of March, June, September and December each year, commencing on December 31, 2006 in an amount equal to 0.25% of the aggregate initial principal amount of the Loans, with the balance payable in full on the Maturity Date. Amounts repaid on account of the Loans may not be reborrowed.
     2.4. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $5,000,000 and in multiples of $1,000,000 if in excess thereof. Floating Rate Advances may be in any amount.
     2.5. Funding Account. The Borrower shall deliver to the Administrative Agent, on the Effective Date, a notice setting forth the deposit account of the Borrower (the “Funding Account”) to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of the Advances requested pursuant to this Agreement. The Borrower may designate a replacement Funding Account from time to time by written notice to the Administrative Agent. Any designation by the Borrower of the Funding Account must be reasonably acceptable to the Administrative Agent.
     2.6. Reliance Upon Authority; No Liability. The Administrative Agent is entitled to rely conclusively on any individual’s request for Advances hereunder, so long as the proceeds thereof are to be transferred to the Funding Account. The Administrative Agent shall have no duty to verify the identity of any individual representing himself or herself as a person authorized by the Borrower to make such request on their behalf. The Administrative Agent shall not incur any liability to the Borrower as a result of acting upon the notice referred to in Section 2.1 which the Administrative Agent reasonably believes to have been given by an officer or other person duly authorized by the Borrower to request Advances on their behalf or for otherwise acting under this Agreement. The crediting of Advances to the Funding Account shall conclusively establish the obligation of the Borrower to repay such Advances as provided herein.
     2.7. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.7 or are repaid in accordance with this Agreement. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with this Agreement or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.4, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance . The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit A (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. (New York City time) at least three Business Days prior to the date of the requested conversion or continuation, specifying (i) the requested date, which shall be a Business Day, of such conversion or continuation, (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and (iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.
     2.8. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow the borrowing notice and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer of the Borrower. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
     2.9. Notification of Advances, Interest Rates and Repayments. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
     2.10. Fees.
     (a) Unused Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender in accordance with such Lender’s Pro Rata Share, an unused commitment fee at a per annum rate equal to 1.50% on the Commitments determined daily during the period from and including the Closing Date to but excluding the earlier of (i) the Borrowing Date and (ii) the date on which the Lenders’ Commitments terminate or expire (the “Unused Commitment Fee”). The Unused Commitment Fee shall be payable on each Fee Payment Date.
     (b) Administrative Agent and Arranger Fees. The Borrower agrees to pay to the Administrative Agent and the Arranger such additional fees as are specified in the fee letter dated as of August 16, 2006, among the Administrative Agent, the Arranger and the Borrower (the “Fee Letter”).
     (c) Collateral Agent Fees. The Borrower agrees to pay to the Collateral Agent such fees as are specified in the fee schedule, dated as of August 16, 2006, between the Collateral Agent and the Borrower (the “WTC Fee Schedule”).
     2.11. Interest Rates. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.7, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.7 hereof, at a rate per annum equal to the Floating Rate for such day. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.1(c) and 2.7 and otherwise in accordance with the terms hereof. If at any time Loans are outstanding with respect to which the Borrower has not delivered a notice to the Administrative Agent specifying the basis for determining the interest rate applicable thereto, those Loans shall bear interest at the Floating Rate.

     2.12. Eurodollar Advances Post Default; Default Rates. Notwithstanding anything to the contrary contained hereunder, during the continuance of an Event of Default or a Default the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to reductions in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to Section 2.11 plus 2% per annum from the date of such non-payment until such amount is paid in full (as well after as before judgment). If all or a portion of any interest payable on any Loan or any Unused Commitment Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Floating Rate Loans plus 2% per annum from the date of such non payment until such amount is paid in full (as well after as before judgment).
     2.13. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance and each Eurodollar Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and on any date on which such Advance is prepaid, whether by acceleration or otherwise. Interest on all Advances and Unused Commitment Fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that, with respect to Floating Rate Advances the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (New York City time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment. After giving effect to any Loan, Advance, continuation, or conversion of any Eurodollar Rate Loan, there may not be more than eight different Interest Periods in effect hereunder.
     2.14. Voluntary Prepayments.
     (a) The Borrower may from time to time prepay, without penalty or premium (except as provided in Section 2.14(b)) (i) all or any portion of the outstanding Floating Rate Advances upon written notice to the Administrative Agent and (ii) subject to the payment of any funding indemnification amounts required by Section 3.4, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Administrative Agent, provided that in each case no such payment shall be permitted if (i) after giving pro forma effect to such prepayment, the Ninety-Day Average Availability as of such date is less than $30,000,000 or (ii) a Default (as such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement has occurred and is continuing or would result from such prepayment. Amounts prepaid on account of the Loans pursuant to Section 2.14 or Section 2.15 may not be reborrrowed.
     (b) Any prepayment under this Section 2.14 effected at any time prior to the first anniversary of the Closing Date shall be subject to a prepayment premium equal to 1% of the aggregate Loans so prepaid, which premium shall be payable on the date of such prepayment.

     2.15. Mandatory Prepayments.
     (a) Sale of Assets. Subject to the provisions of the Intercreditor Agreement, immediately upon receipt by the Borrower or any of its Subsidiaries of the Net Cash Proceeds of any asset disposition (other than sales of inventory (including wooden and composite mats removed from the Company’s rental fleet and sold as used mats) in the ordinary course of business and sales the Net Cash Proceeds of which do not exceed $500,000 in any transaction and $2,500,000 in the aggregate in any calendar year) the Borrower shall prepay the Loans or shall cause the applicable Subsidiary to deliver funds to the Administrative Agent for application to the Loans, in an amount equal to all such Net Cash Proceeds, provided that if the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower to the effect that the Borrower and its Subsidiaries intend to apply the Net Cash Proceeds from such asset disposition (or a portion thereof specified in such certificate), within 270 days after receipt of such Net Cash Proceeds, to acquire equipment and other assets to be used in the business of the Borrower and its Subsidiaries, and certifying that neither an Event of Default under this Agreement nor a Default under the Existing Credit Agreement has occurred and is continuing, then no prepayment shall be required pursuant to this Section 2.15(a) in respect of the Net Cash Proceeds specified in such certificate, except to the extent of any such Net Cash Proceeds therefrom that have not been applied by the end of such 270-day period, at which time a prepayment shall be required in an amount equal to the Net Cash Proceeds that have not been so applied. Any prepayment under this Section 2.15(a) shall be applied pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.
     (b) Issuance of Debt or Equity. Subject to the provisions of the Intercreditor Agreement, if the Borrower or any of its Subsidiaries issues Capital Stock (other than Capital Stock issued to management or employees of the Borrower or any of its Subsidiaries under any Capital Stock based compensation plan) or the Borrower or any of its Subsidiaries issues Indebtedness (other than Indebtedness permitted by Section 6.16), no later than the Business Day following the date of any Net Cash Proceeds of such issuance, the Borrower shall prepay the Loans in an amount equal to all such Net Cash Proceeds. Any such prepayment shall be applied pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.
     (c) Excess Cash Flow. Until the Maturity Date, the Borrower shall prepay the Loans on the date (the “Scheduled Prepayment Date”) that is five days after the earlier of (i) the date on which the Borrower’s annual audited Financial Statements for the immediately preceding Fiscal Year are delivered pursuant to Section 6.1 or (ii) the date on which such annual audited Financial Statements were required to be delivered pursuant to Section 6.1, in an amount (the “Excess Cash Flow Payment”) equal to the Applicable Prepayment Percentage multiplied by the Company’s Excess Cash Flow for the immediately preceding Fiscal Year (or, in case of the Fiscal Year ending December 31, 2006, the portion of such Fiscal Year beginning October 1, 2006), provided that no such prepayment shall be made (i) to the extent that, after giving pro forma effect to such prepayment, the Ninety-Day Average Availability as of the Scheduled Prepayment Date is less than the Required Availability or (ii) if a Default (as such term is defined in the Existing Credit Agreement) under the Existing Credit Agreement has occurred and is continuing or would result from such prepayment. If on the Scheduled Prepayment Date all or a portion of the Excess Cash Flow Payment is not permitted under the foregoing proviso, but on the date (the “Deferred Prepayment Date”)

that is 30 days after the Scheduled Prepayment Date a prepayment is then permitted under the foregoing proviso (with regard to clause (i) thereof determined based on the Ninety-Day Average Availability as of the Deferred Prepayment Date), the Borrower shall make the Excess Cash Flow Payment or such portion thereof not previously paid, as the case may be, on the date that is five days after the Deferred Prepayment Date. If neither on the Scheduled Prepayment Date nor on the Deferred Prepayment Date a prepayment is permitted under this Section 2.15(c), no prepayment shall be owed or made under this Section 2.15(c) with regard to the applicable Fiscal Year (or, in case of the Fiscal Year ending December 31, 2006, the portion of the Fiscal Year beginning October 1, 2006). Each prepayment under this Section 2.15(c) shall be accompanied by a certificate signed by the chief financial officer of the Borrower certifying the manner in which each of the Ninety-Day Average Availability, Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent. Any such prepayment shall be applied pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.
     (d) Insurance/Condemnation Proceeds. Subject to the provisions of the Intercreditor Agreement, any insurance or condemnation proceeds to be applied to the Loans in accordance with Section 6.7(d) shall be applied pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.
     (e) Prepayment Premium. Any prepayment under Sections 2.15(a), (b) and (d) effected at any time prior to the first anniversary of the Closing Date shall be subject to a prepayment premium equal to 1% of the aggregate Loans so prepaid, which premium shall be payable on the date of such prepayment.
     (f) General. Without in any way limiting the foregoing, but subject to the provisions of the Intercreditor Agreement, immediately upon receipt by any Loan Party of proceeds of any sale of any Collateral which are required to be applied to the prepayment of the Loans, the Borrower shall cause such Loan Party to deliver such proceeds to the Administrative Agent, or deposit such proceeds in a cash collateral account with the Collateral Agent in accordance with Section 7.2 of the Security Agreement. All of such proceeds shall be applied as set forth above or otherwise as provided in Section 2.18. Nothing in this Section 2.15 shall be construed to constitute the Administrative Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.
     2.16. Termination of Commitments and the Facility.
     (a) Without limiting Section 2.3 or Section 8.1, (a) the Aggregate Commitments shall expire at the end of the Availability Period and (b) the Aggregate Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Maturity Date.
     (b) The Borrower may terminate this Agreement with at least ten Business Days’ prior written notice thereof to the Administrative Agent and the Lenders, upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) to the extent applicable, the payment in full of the prepayment premium set forth in Section 2.14(b), (iii) the payment in full of all reimbursable expenses and other

Obligations together with accrued and unpaid interest thereon, and (iv) the payment in full of any amount due under Section 3.4.
     2.17. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (New York City time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. Any payment received by the Administrative Agent after such time shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.
     2.18. Apportionment, Application, and Reversal of Payments. Principal and interest payments shall be apportioned ratably among the Lenders as set forth in this Article II and payments of the fees shall, as applicable, be apportioned ratably among the Lenders, except for fees payable solely to the Agents and except as provided in Section 2.10(b). All payments shall be remitted to the Administrative Agent and all such payments not relating to principal or interest of specific Loans or not constituting payment of specific fees as specified by the Borrower, and all proceeds of any Collateral received by the Administrative Agent, shall be applied, ratably, subject to the provisions of this Agreement and the Intercreditor Agreement, first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agents from the Borrower (other than principal and interest), second, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Borrower, third, to interest then due and payable on the Loans, fourth, to prepay the scheduled principal installments of the Loans pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders and fifth, to the payment of any other Obligation due to the Agents or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding Floating Rate Loans and, in any event, the Borrower shall pay the Eurodollar breakage losses in accordance with Section 3.4. The Agents and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.
     2.19. [Intentionally Omitted.]
     2.20. Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, any Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by such Agent or such Lender and the Borrower shall be liable to pay to the Agents and the Lenders, and the Borrower hereby indemnifies the Agents and the Lenders and holds the Agents and the Lenders harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by any Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agents’ and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 2.20 shall survive the termination of this Agreement.
     2.21. Noteless Agreement; Evidence of Indebtedness.
     (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan extended hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
     (c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
     (d) Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit B (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest on the foregoing shall at all times (prior to any assignment pursuant to Article XII) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.
     2.22. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.
     2.23. Non-Receipt of Funds by the Administrative Agent.
     (a) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing

Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Floating Rate Loans, on demand, from the Borrower.
     (b) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata             shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
ARTICLE III
YIELD PROTECTION; TAXES
     3.1. Yield Protection. If, on or after the Closing Date, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
     (a) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or
     (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or
     (c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans, or reduces any amount receivable by any Lender or any applicable

Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation, as the case may be, in connection with such Eurodollar Loans or Commitment, then, within fifteen days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.
     3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender or any Lending Installation of such Lender, or any corporation controlling such Lender is increased as a result of a Change, then, within fifteen days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement or its Credit Exposure hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as defined below) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the U.S. on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the U.S. implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
     3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be, at the Borrower’s option, repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.
     3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.
     3.5. Taxes.
     (a) All payments by the Borrower to or for the account of any Lender or any Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or any Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or such Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within thirty days after such payment is made.
     (b) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).
     (c) The Borrower hereby agrees to indemnify each Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by such Agent or such Lender as a result of its Commitment, any Loans made by it hereunder or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty days of the date such Agent or such Lender makes demand therefor pursuant to Section 3.6.
     (d) Each Lender that is not incorporated under the laws of the U.S. or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Administrative Agent two duly completed copies of U.S. Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any U.S. federal income taxes, and (ii) deliver to the Administrative Agent a U.S. Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from U.S. backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any U.S. federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of U.S. federal income tax.
     (e) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the U.S.; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.
     (f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
     (g) If the U.S. Internal Revenue Service or any other governmental authority of the U.S. or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.
     3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV
CONDITIONS PRECEDENT
     4.1. Effectiveness. This Agreement will not become effective unless the Loan Parties have satisfied each of the following conditions in a manner satisfactory to the Administrative Agent and the Lenders, and with respect to any condition requiring delivery of any agreement, certificate, document, or instrument, the Loan Parties shall have furnished to the Administrative Agent sufficient copies of any such agreement, certificate, document, or instrument for distribution to the Lenders:
     (a) This Agreement or counterparts hereof shall have been duly executed by each Loan Party, the Administrative Agent, the Collateral Agent and the Lenders; and the Administrative Agent shall have received duly executed copies of the Loan Documents (including the Intercreditor Agreement) and such other documents, instruments, agreements and legal opinions as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, each in form and substance reasonably satisfactory to the Administrative Agent.
     (b) Each Loan Party shall have delivered copies of its articles or certificate of incorporation, organization or limited partnership, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation or organization.
     (c) Each Loan Party shall have delivered copies, certified by its Secretary or Assistant Secretary, of its by-laws or operating, management or partnership agreement and of its Board of Directors’ resolutions or the resolutions of its members and of resolutions or actions of any other body authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party.
     (d) Each Loan Party shall have delivered an incumbency certificate, executed by its Secretary or Assistant Secretary (or Secretary or Assistant Secretary of the general partner of such Loan Party, if applicable), which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Loan Party.
     (e) The Borrower and each other Loan Party shall have delivered a certificate, signed by the chief financial officer of the Borrower and such other Loan Party, on the Effective Date (i) stating that, except for the Specified Defaults, no Event of Default or Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article V are true and correct in all material respects as of such Effective Date, (iii) specifying the deposit account which shall be used as the Funding Account and (iv) certifying any other factual matters as may be reasonably requested by the Administrative Agent or any Lender.
     (f) The Loan Parties shall have delivered a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Collateral Agent and the Lenders in substantially the form of Exhibit C and written opinions of local counsel in each of Texas and Louisiana.

     (g) The Borrower shall have delivered any Notes requested by a Lender pursuant to Section 2.21 payable to the order of each such requesting Lender.
     (h) The Administrative Agent shall have received the results of a recent lien search in the jurisdictions of organization of each Loan Party, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.20 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.
     (i) The Borrower shall have delivered to the Administrative Agent and the Lenders (i) the Pro Forma Balance Sheet and (ii) unaudited interim consolidated financial statements of the Company for each Fiscal Month and Fiscal Quarter ended after December 31, 2005 and more than 30 days prior to the Closing Date.
     (j) The Lenders shall have received satisfactory projections (including a projected balance sheet, income statement and cash flow statement together with detailed management assumptions) through 2011.
     (k) The Borrower shall have delivered evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 6.7.
     (l) All governmental and third party approvals (including approvals required in connection with the Existing Credit Agreement) necessary in connection with the Refinancing, the continuing operations of the Borrower and the other Loan Parties and the transactions contemplated hereby shall have been obtained on satisfactory terms and be in full force and effect.
     (m) The Borrower shall have paid all of the fees and expenses owing to the Agents, the Arranger and the Lenders pursuant to Section 2.10 and Section 9.6(a) and required to be paid on or before the Closing Date.
     (n) The Facility shall have received a rating from both Moody’s and S&P.
     (o) Each document (including any Uniform Commercial Code financing statement) required by the Security Agreement or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right of any Person (other than with respect to Liens expressly permitted by Section 6.20), shall be in proper form for filing, registration or recordation.
     (p) The Loan Parties shall have delivered such other documents as the Administrative Agent, any Lender or their respective counsel may have reasonably requested.
     4.2. Credit Extension. Except as otherwise expressly provided herein, the Lenders shall not be required to make any Credit Extension if on the Borrowing Date:
     (a) There exists an Event of Default or Default (other than the Specified Defaults) or an Event of Default or Default (other than the Specified Defaults) shall result from such Credit Extension and the Administrative Agent or the Required Lenders shall have determined not to make any Credit Extension as a result of such Event of Default or Default.
     (b) Any representation or warranty contained in Article V is untrue or incorrect in any material respect as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, and the Administrative Agent or the Required Lenders shall have determined not to make any Credit Extension as a result of the fact that such representation or warranty is untrue or incorrect in any material respect.
     (c) Concurrently with the making of such Credit Extension, the Senior Subordinated Notes and the Indebtedness under (i) the RBS Facility, (ii) the Term A Loans (as such term is defined in the Existing Credit Agreement) and (iii) the Supplemental Term Loans (as such term is defined in the Existing Credit Agreement) are not redeemed or otherwise paid in full or arrangements satisfactory to the Administrative Agent therefor have not been made.
     The borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.1 have been satisfied and that none of the conditions set forth in Section 4.2 exist as of the Borrowing Date. Any Lender may require a duly completed Compliance Certificate as a condition to making a Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     Each Loan Party represents and warrants to the Agents and the Lenders as follows:
     5.1. Existence and Standing. Each Loan Party is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
     5.2. Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents to which such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     5.3. No Conflict; Government Consent. Neither the execution and delivery by any Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Loan Party or (b) any Loan Party’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement to which any Loan Party is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, or on the Property of such Loan Party pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by a Loan Party, is required to be obtained by any Loan Party in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Loan Parties of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
     5.4. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral, but in the case of Liens securing the obligations outstanding under the Existing Credit Agreement, subject to the Intercreditor Agreement, except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral.
     5.5. Financial Statements.
     (a) Other than as described in and qualified by the Form 8-K Filings and subject to all changes necessitated by the Specified Adjustments that are within the scope of the Form 8-K Filings but also including other adjustments of an immaterial nature that may be included in any restated financial statements issued to reflect the adjustments described in the Form 8-K Filings, (i) the audited consolidated financial statements of the Company and its Subsidiaries for the Fiscal Year ended on December 31, 2005, (ii) the unaudited consolidated financial statements of the Company and its Subsidiaries for the Fiscal Quarter ended on March 31, 2006 and (iii) the unaudited consolidated financial statements of the Company and the Subsidiaries for the Fiscal Month ended April 30, 2006 and May 31, 2006, each heretofore delivered to the Lenders were prepared in accordance with GAAP (as in effect on the date such statements were prepared and except as described in and qualified by the Form 8-K Filings and subject to all changes within the scope of the Form 8-K Filings necessitated by the Specified Adjustments) and fairly present the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.
     (b) The unaudited pro forma consolidated balance sheet of the Company and its consolidated Subsidiaries as at June 30, 2006 (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Refinancing, (ii) the Loans to be made and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Company as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Company and its consolidated Subsidiaries as at June 30, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.

     (c) The Projections for the Fiscal Year ending December 31, 2006, and the most recent Projections delivered to the Administrative Agent and the Lenders pursuant to Section 6.1(d), represent the Borrower’s good faith estimate of the future financial performance of the Borrower for the period set forth therein.
     5.6. Material Adverse Change. Since December 31, 2005 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Loan Parties (other than any changes in the financial condition of the Company resulting from (i) the matters described in the Form 8-K Filings; (ii) the need to make any or all of the Specified Adjustments and (iii) the occurrence of the Specified Defaults) which could reasonably be expected to have a Material Adverse Effect.
     5.7. Taxes. The Loan Parties have filed all U.S. federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by any Loan Party, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists.
     5.8. Litigation and Contingent Obligations. Except as set forth on Schedule 5.8, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting any Loan Party which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect or (ii) is set forth on Schedule 5.8, no Loan Party has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.5.
     5.9. Capitalization and Subsidiaries. Schedule 5.9 sets forth (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Subsidiaries, (b) the location of the chief executive office of each Loan Party and each of its Subsidiaries, (c) a true and complete listing of each class of each Loan Party’s authorized Capital Stock, of which all of such issued shares or interests are validly issued and outstanding and, to the extent applicable, fully paid, non-assessable and owned beneficially and of record by the Persons identified on Schedule 5.9, and (d) the type of entity of each Loan Party. With respect to each Loan Party, Schedule 5.9 also sets forth, as of the Closing Date, the employer or taxpayer identification number of each Loan Party and the organizational identification number issued by each Loan Party’s jurisdiction of organization or a statement that no such number has been issued.
     5.10. ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither the Company nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $1,000,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Company nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.
     5.11. Accuracy of Information. No information, exhibit or report furnished by any Loan Party to any Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

     5.12. Regulation U. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Loan Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Loan Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.
     5.13. No Defaults, etc. No Loan Party is subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Except for the Specified Defaults, no Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any material agreement or instrument evidencing or governing Indebtedness.
     5.14. Compliance With Laws. The Loan Parties have complied with all applicable material statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.
     5.15. Ownership of Properties. Except as set forth on Schedule 5.15, on the Closing Date, the Loan Parties will have good title, free of all Liens other than those permitted by Section 6.20, to all of the Property and assets reflected in the Loan Parties’ most recent consolidated financial statements provided to the Administrative Agent as owned by the Loan Parties (subject to any acquisitions or dispositions in the ordinary course of business).
     5.16. Environmental Matters. In the ordinary course of its business, the officers of each Loan Party consider the effect of Environmental Laws on the business of such Loan Party, in the course of which they identify and evaluate potential risks and liabilities accruing to such Loan Party due to Environmental Laws. On the basis of this consideration, the Loan Parties have concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. No Loan Party has received any notice to the effect that its operations are not in compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, in each case, except to the extent such notice or investigation and the noted non-compliance or remedial action, as the case maybe, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.17. Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     5.18. Bank Accounts. As of the Closing Date, Exhibit B to the Security Agreement contains a complete and accurate list of all bank accounts maintained by each Loan Party with any bank or other financial institution.
     5.19. Intellectual Property Rights. Notwithstanding the retroactive write-off of certain Intellectual Property Rights in connection with the Specified Adjustments, each Loan Party owns, or is licensed to use, all Intellectual Property Rights necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property Rights or the validity or effectiveness of any Intellectual Property Rights, nor does any Loan Party know of any valid basis for any such claim. The use of Intellectual Property Rights by each Loan Party does not infringe on the rights of any Person in any material respect.
     5.20. Solvency.
     (a) Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Credit Extension, if any, made on the date hereof and after giving effect to the application of the proceeds of such Credit Extensions, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of each Loan Party; (b) the present fair saleable value of the Property of each Loan Party will be greater than the amount that will be required to pay the probable liability of each Loan Party on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
     (b) The Borrower does not intend to, nor will the Borrower permit any of its Subsidiaries to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
     5.21. Post-Retirement Benefits. The present value of the expected cost of post-retirement medical and insurance benefits payable by each Loan Party to its employees and former employees, as estimated by such Loan Party in accordance with procedures and assumptions deemed reasonable by the Required Lenders, does not exceed $500,000.
     5.22. Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.
     5.23. Labor Disputes. Except as set forth on Schedule 5.23, as of the Closing Date (a) there is no collective bargaining agreement or other labor contract covering employees of the Borrower or any of its Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Borrower or any of its Subsidiaries or for any similar purpose, and (d) there is no pending or (to the best of the Borrower’s knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Borrower or its Subsidiaries or their employees.
ARTICLE VI
COVENANTS
     Each Loan Party executing this Agreement jointly and severally agrees as to all Loan Parties that from and after the date hereof and until the Maturity Date or the earlier termination of the Facility in accordance with Section 2.16:
     6.1. Financial and Collateral Reporting. Each Loan Party will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and will furnish to the Lenders:
     (a) (i) as soon as available, but in any event within 5 days of the 2005 Filings, and (ii) after the 2005 Filings have been made, on the date of the filing of Form 10-K with the Securities and Exchange Commission, but in no event later than ninety days after the close of each Fiscal Year of the Company and its Subsidiaries, an audit report certified without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants reasonably acceptable to the Required Lenders, prepared in accordance with GAAP on a consolidated, including balance sheets as of the end of such Fiscal Year, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (A) any management letter prepared by said accountants and (B) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Event of Default or Default, or if, in the opinion of such accountants, any Event of Default or Default shall exist, stating the nature and status thereof;
     (b) after the 2005 Filings have been made on the date of the filing of Form 10-Q with the Securities and Exchange Commission, and in no event later than forty-five days after the close of the first three quarterly periods of each Fiscal Year of the Company and its Subsidiaries, a consolidated unaudited balance sheet as at the close of each such Fiscal Quarter and a consolidated profit and loss and reconciliation of surplus statement and a statement of cash flows for the period from the beginning of the applicable Fiscal Year to the end of such Fiscal Quarter, all certified by its chief financial officer and prepared in accordance with GAAP (except for exclusion of footnotes and subject to normal year-end audit adjustments);
     (c) until the 2005 Filings have been made, within thirty days after the close of each Fiscal Month of the Company and its Subsidiaries, a consolidated unaudited balance sheet as at the close of each such Fiscal Month and a consolidated profit and loss and reconciliation of surplus statement, and certain cash flow items deemed necessary by the Administrative Agent in its discretion, from the beginning of the applicable Fiscal Year to the end of such Fiscal Month, all prepared in accordance with GAAP (except for exclusion of footnotes and subject to normal year-end audit adjustments) and certified by its chief financial officer;
     (d) as soon as available, but not later than thirty days prior to the end of such Fiscal Year, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and cash flow statement) of the Company for each Fiscal Quarter of the following Fiscal Year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;
     (e) together with each of the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit D (a “Compliance Certificate”) signed by the chief financial officer of the Borrower showing the calculations necessary to determine compliance with this Agreement and stating that no Event of Default or Default exists, or if an Event of Default or Default exists, stating the nature and status thereof;
     (f) as soon as practicable and in any event within ten days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;
     (g) as soon as practicable and in any event within ten days after receipt by any Loan Party, a copy of (i) any material notice or claim to the effect that any Loan Party is or may be liable to any Person as a result of the release by any Loan Party, or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any material violation of any federal, state or local environmental, health or safety law or regulation by any Loan Party;
     (h) concurrently with the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished; and promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which any Loan Party files with the Securities and Exchange Commission;
     (i) such other information (including non-financial information) as the Agents or any Lender may from time to time reasonably request.
     6.2. Use of Proceeds.
     (a) The Borrower will use the proceeds of the Credit Extensions solely to refinance or repurchase the Senior Subordinated Notes, refinance other Indebtedness and to pay related fees and expenses.
     (b) No Loan Party will use any of the proceeds of the Credit Extensions to (i) purchase or carry any Margin Stock in violation of Regulation U, (ii) repay or refinance any Indebtedness of any Person incurred to buy or carry any Margin Stock, or (iii) acquire any security in any transaction that is subject to Section 13 or Section 14 of the Securities Exchange Act of 1934 (and the regulations promulgated thereunder).
     6.3. Notices. Each Loan Party will give prompt notice in writing to the Agents and the Lenders of:
     (a) the occurrence of an Event of Default or Default;

     (b) any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect;
     (c) receipt of any material written notice that any Loan Party is subject to any investigation by any governmental entity with respect to any potential or alleged violation of any applicable Environmental Law which could reasonably be expected to have a Material Adverse Effect or of imposition of any Lien against any Property of any Loan Party for any liability with respect to damages arising from, or costs resulting from, any violation of any Environmental Laws;
     (d) receipt of any notice of litigation commenced or threatened against any Loan Party that (i) seeks damages in excess of $5,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws; or (vi) involves any product recall;
     (e) any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral or any loss, damage or destruction to the Collateral, in each case in an amount of $500,000 or more, whether or not covered by insurance;
     (f) its decision to change, (i) such Loan Party’s name, organization identification number, type of entity or its state of incorporation and (ii) the location where any material Collateral is held or maintained; provided that, in no event shall the Agents receive notice of such change less than thirty days prior thereto;
     (g) commencement of any proceedings contesting any tax, fee, assessment, or other governmental charge in excess of $500,000;
     (h) immediately after becoming aware of any pending or threatened strike, work stoppage, material unfair labor practice claim, or other material labor dispute affecting the Borrower or any of its Subsidiaries;
     (i) any notice provided to the trustee of the Holders (as defined in the Indenture) of the Senior Subordinated Notes under the Indenture, such notice to be contemporaneously delivered by the Borrower to the Agents and the Lenders; and
     (j) any other matter as the Administrative Agent may reasonably request.
     6.4. Conduct of Business. Each Loan Party will:
     (a) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted;
     (b) do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and where the failure to maintain such authority could reasonably be expected to have a Material Adverse Effect; and

     (c) keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in a manner sufficient to permit the preparation of financial statements in accordance with GAAP (as it may be revised from time to time) and on a basis consistent with the Financial Statements delivered to the Administrative Agent pursuant to Section 4.1(j) (unless otherwise consented to by Administrative Agent in its discretion).
     6.5. Taxes. Each Loan Party will timely file complete and correct U.S. federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits, Property or Collateral, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP. At any time that any Loan Party is organized as a limited liability company, each such limited liability company that has elected to be taxed as a partnership will qualify for partnership tax treatment under U.S. federal tax law.
     6.6. Payment of Indebtedness and Other Liabilities. Each Loan Party will pay or discharge when due all Material Indebtedness permitted by Section 6.16 owed by such Loan Party and all other liabilities and obligations due to material men, mechanics, carriers, warehousemen, and landlords, except that the Loan Parties may in good faith contest, by appropriate proceedings diligently pursued, any such obligations; provided that, (a) adequate reserves have been set aside for such liabilities in accordance with GAAP, (b) such liabilities would not result in aggregate contested liabilities in excess of $5,000,000 at any one time outstanding, (c) no Lien shall be imposed to secure payment of such liabilities (except for Liens granted under the Existing Credit Agreement which are subject to the Intercreditor Agreement) that is superior to the Collateral Agent’s Liens securing the Obligations, (d) none of the Collateral becomes subject to forfeiture or loss as a result of the contest and (e) such Loan Party shall promptly pay or discharge such contested liabilities, if any, and shall deliver to the Agents evidence reasonably acceptable to the Administrative Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Loan Party or the conditions set forth in this proviso are no longer met.
     6.7. Insurance.
     (a) Except as set forth on Schedule 6.7, each Loan Party shall at all times maintain, with financially sound and reputable carriers having a Financial Strength rating of at least A by A.M. Best Company, insurance against: (i) loss or damage by fire and loss in transit; (ii) theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; (iii) business interruption; (iv) general liability and (v) and such other hazards, as is customary in the business of such Loan Party. All such insurance shall be in amounts, cover such assets and be under policies reasonably acceptable to the Administrative Agent. The amount of all insurance required by this Section shall at a minimum comply with applicable law, including the Flood Disaster Protection Act of 1973, as amended. All premiums on such insurance shall be paid when due by the applicable Loan Party. If any Loan Party fails to obtain any insurance as required by this Section, the Collateral Agent at the direction of the Required Lenders may obtain such insurance at the Borrower’s expense. By purchasing such insurance, the Collateral Agent shall not be deemed to have waived any Event of Default or Default arising from any Loan Party’s failure to maintain such insurance or pay any premiums therefor. No Loan Party will use or permit any Property to be used in violation of applicable law or in any manner which might render inapplicable any insurance coverage.
     (b) All insurance policies required under Section 6.7(a) shall (i) name the Collateral Agent (for the benefit of the Agents and the Lenders) as an additional insured or as loss payee, as applicable, (ii) provide that such policy and loss payable clauses may be canceled, amended, or terminated only upon at least thirty days prior written notice given to the Agents and (iii) be reasonably satisfactory in all other respects to the Agents.
     (c) The Borrower must give the Administrative Agent prior written notice of any change in insurance carriers and any new insurance policy shall comply with the provisions of this Section 6.7 and otherwise be reasonably acceptable to the Administrative Agent. Without in any way limiting the foregoing, in no event shall the Borrower change its insurance carrier without first obtaining a loss payable endorsement in form and substance reasonably satisfactory to the Administrative Agent.
     (d) Notwithstanding the foregoing, any insurance or condemnation proceeds received by the Loan Parties (other than (i) insurance or condemnation proceeds with regard to inventory, (ii) insurance proceeds with regard to business interruption claims and (iii) insurance or condemnation proceeds which do not exceed $500,000) shall, subject to the provisions of the Intercreditor Agreement, be immediately forwarded to the Administrative Agent and the Administrative Agent may, at its option, apply any such proceeds to the prepayment of the Loans in accordance with Section 2.15(e), provided that if the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower to the effect that the Borrower and its Subsidiaries intend to apply the insurance or condemnation proceeds (or a portion thereof specified in such certificate), within 270 days after receipt of such proceeds, to acquire equipment and other assets to be used in the business of the Borrower and its Subsidiaries, and certifying that neither an Event of Default under this Agreement nor a Default under the Existing Credit Agreement has occurred and is continuing, then no prepayment shall be required pursuant to this Section 6.7(d) in respect of the insurance or condemnation proceeds specified in such certificate, except to the extent of any such insurance or condemnation proceeds that have not been applied by the end of such 270-day period, at which time a prepayment shall be required in an amount equal to the insurance or condemnation proceeds that have not been so applied.
     6.8. Compliance with Laws. Each Loan Party will comply with all material laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws.
     6.9. Maintenance of Properties and Intellectual Property Rights. Each Loan Party will do all things necessary to (a) maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times and (b) obtain and maintain in effect at all times all material franchises, governmental authorizations, Intellectual Property Rights, licenses and permits, which are necessary for it to own its Property or conduct its business as conducted on the Closing Date.
     6.10. Inspection. Each Loan Party will permit the Agents and the Lenders, by their respective employees, representatives, advisors and agents, from time to time (but unless an Event of Default has occurred and is continuing not more frequently than twice per Fiscal Year) upon reasonable prior notice, to (a) inspect any of the Property, the Collateral, and the books and financial records of such Loan Party, (b) examine, audit and make extracts or copies of the books of accounts and other financial records of such Loan Party and (c) have access to its properties, facilities, the Collateral and its advisors, officers, directors and employees to discuss the affairs, finances and accounts of such Loan Party. If an Event of

Default or a Default has occurred and is continuing, each Loan Party shall provide such access to each Agent and to each Lender at all times and without advance notice. Each Loan Party shall promptly make available to each Agent and its counsel originals or copies of all books and records that such Agent may reasonably request.
     6.11. Additional Real Property Requirements. Within 60 days after the Closing Date (or such longer period as reasonably acceptable to the Administrative Agent), the Loan Parties shall, at their sole expense, deliver, with respect to each parcel of real Property listed on Schedule 6.11, a Mortgage on such real Property duly executed by the appropriate Loan Party in recordable form, an ALTA or other mortgagee’s title policy (containing such endorsements as reasonably requested by the Administrative Agent), an opinion of counsel in the state in which such parcel of real Property is located, evidence of compliance with applicable federal regulations governing loans in areas having special flood hazards and, if requested by the Administrative Agent, a current ALTA survey thereof (together with a surveyor’s certificate) and a copy of a Phase I Environmental Report or other similar report, each in form and substance reasonably satisfactory to the Administrative Agent, provided that, to the extent any parcel of real Property listed on Schedule 6.11 is leased by any Loan Party and, pursuant to the terms of the respective lease, the consent of the landlord is required for the execution and delivery of the Mortgage, the requirements under this Section 6.11 shall have been complied with if the respective Loan Party uses its commercially reasonable efforts to obtain such landlord’s consent.
     6.12. Collateral Access Agreements and Real Estate Purchases. Upon request of the Administrative Agent, each Loan Party shall use commercially reasonable efforts to obtain a Collateral Access Agreement, from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee or consignee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. Each Loan Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or third party warehouse where any Collateral is or may be located, except to the extent such obligations being contested in good faith by appropriate proceedings and with respect to which adequate reserve have been set aside in accordance with GAAP. To the extent permitted hereunder, if any Loan Party proposes to acquire a fee ownership interest in real Property with a value of at least $500,000 after the Closing Date, it shall first provide the Administrative Agent with notice of such proposed acquisition and, if required by the Administrative Agent, provide to the Administrative Agent a mortgage or deed of trust granting the Collateral Agent a first priority Lien on such real Property, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by the Administrative Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.
     6.13. Deposit Account Control Agreements. The Loan Parties will provide to the Administrative Agent upon the Administrative Agent’s request, a Deposit Account Control Agreement duly executed on behalf of each financial institution holding a deposit account of a Loan Party as set forth in the Security Agreement.
     6.14. Additional Collateral; Further Assurances.
     (a) Subject to applicable law, each Loan Party shall, unless the Required Lenders otherwise consent, cause each of its Subsidiaries (excluding any Foreign Subsidiary) formed or acquired after the Closing Date in accordance with the terms of this Agreement to become a party to this Agreement by executing the Joinder Agreement set forth as Exhibit E hereto (the “Joinder Agreement”). Upon execution and delivery of such Joinder Agreement, the applicable Loan Party shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits and duties, and obligations in such capacity under the Loan Documents.
     (b) Upon the request of the Administrative Agent, each Loan Party shall (i) grant Liens to the Collateral Agent, for the benefit of the Agents and the Lenders, pursuant to such documents as the Administrative Agent may reasonably deem necessary and deliver such property, documents, and instruments as the Administrative Agent may reasonably request to perfect the Liens of the Collateral Agent in any Property of such Loan Party which constitutes Collateral, including any parcel of real Property located in the U.S. owned or leased by any Loan Party with a value (in case of leased real Property of the leasehold estate in the land and any buildings, improvements and other fixtures thereon which are owned by the lessee) of at least $500,000, and (ii) in connection with the foregoing requirements, or either of them, deliver to the Administrative Agent and the Collateral Agent all items of the type required by Sections 4.1 and 6.11 (as applicable).
     (c) Each Loan Party will cause (i) 100% of the issued and outstanding Capital Stock of each of its Domestic Subsidiaries and (ii) 65% (or such greater percentage that, due to a change in an applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by such Loan Party or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.
     (d) Without limiting the foregoing, each Loan Party shall, and shall cause each of the Loan Parties’ Subsidiaries which is required to become a Loan Party pursuant to the terms of this Agreement to, execute and deliver, or cause to be executed and delivered, to the Agents such documents and agreements, and shall take or cause to be taken such actions as the Agents may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.
     6.15. Dividends.
     (a) No Loan Party will declare or pay any dividends or make any distributions on its Capital Stock (other than dividends or distributions payable in its own common stock) or redeem, repurchase or otherwise acquire or retire any of its Capital Stock at any time outstanding, other than with respect to the following:
(i)	any Subsidiary may declare and pay dividends or make distributions to the Company or to a Wholly-Owned Subsidiary of the Company;

(ii)	at any time after the 2005 Filings have been made, the Company may repurchase or redeem its Capital Stock from time to time, not in excess of an aggregate of $10,000,000 from the Closing Date to the Maturity Date; provided, however, that no repurchase or redemption may be made unless both before and (on a pro-forma basis) after giving effect thereto (A) the Company is in compliance with Section 6.25, (B) the repurchase or redemption is permitted by the Existing Credit Agreement and (C) no Event of Default or Default has occurred and is continuing or would result from such repurchase of redemption;

(iii)	any Loan Party may retire Capital Stock if the retirement (A) consists of a conversion of any class of Capital Stock into another class of common stock or (B) the sole consideration paid in connection with such retirement is common stock; and

(iv)	each Loan Party may pay dividends or make distributions to its partners or members in an aggregate amount not greater than the amount necessary for such partners or members to pay their actual state and United States federal income tax liabilities in respect of income earned by such Loan Party.
     (b) No Loan Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement, the other Loan Documents, the Existing Credit Agreement and the Loan Documents (as defined in the Existing Credit Agreement) and any indenture pursuant to which Senior Subordinated Debt permitted by Section 6.16 is issued) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of the Borrower to the Borrower.
     6.16. Indebtedness. No Loan Party will, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:
     (a) the Obligations;
     (b) Indebtedness existing on the date hereof and described in Schedule 6.16;
     (c) purchase money Indebtedness incurred in connection with the purchase of any Equipment; provided that, the amount of such purchase money Indebtedness shall be limited to an amount not in excess of the purchase price of such Equipment and the aggregate of all such purchase money Indebtedness shall not exceed $10,000,000;
     (d) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (c), and (m) hereof; provided that, (i) the principal amount or interest rate of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional Property of any Loan Party, (iii) no Loan Party that is not obligated with respect to repayment of such Indebtedness as of the Closing Date or as of the date such Indebtedness was incurred, whichever is later, is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, renewed, (v) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;
     (e) Indebtedness owing by the Borrower or any Loan Party to any other Loan Party with respect to intercompany loans, provided, that upon the request of the Administrative Agent, the applicable Loan Parties shall have executed and delivered to the Borrower or the other Loan Party, on the Effective Date, a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by the Borrower or such Loan Party to another Loan Party, which Intercompany Notes shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Collateral Agent pursuant to the Security Agreement as additional collateral security for the Obligations;
     (f) Contingent Obligations (i) by endorsement of instruments for deposit or collection in the ordinary course of business and (ii) consisting of guarantees of Indebtedness incurred for the benefit of any other Loan Party if the primary obligation is expressly permitted elsewhere in this Section 6.16, provided that guarantees of Indebtedness permitted by Section 6.16(i) shall be subordinated to the same extent as the Senior Subordinated Debt is subordinated to the Loans;
     (g) Indebtedness arising under Rate Management Transactions (i) required by Section 6.26 or (ii) otherwise related to the Loans, the loans under the Existing Credit Agreement or any other Indebtedness permitted by this Section 6.16 and having a Net Mark-to-Market Exposure not exceeding $5,000,000;
     (h) Indebtedness under the Existing Credit Agreement in an amount not to exceed the lesser of (i) $150,000,000 or (ii) the sum of (x) the Borrowing Base (as such term is defined in the Existing Credit Agreement as in effect from time to time and as calculated by the agent under the Existing Credit Agreement in its reasonable discretion from the perspective of an asset based lender) plus (y) 25% of such Borrowing Base to cover Protective Advances and Overadvances (as such terms are defined in the Existing Credit Agreement) and similar advances made by the agent or any lender under the Existing Credit Agreement from time to time in their reasonable discretion from the perspective of an asset based lender;
     (i) Indebtedness consisting of the Senior Subordinated Debt outstanding on the Closing Date and Indebtedness of the Company in respect of any Senior Subordinated Debt the net proceeds of which are used to prepay, redeem, retire or repurchase the outstanding principal amount of the then outstanding Senior Subordinated Notes (if any) or the Loans hereunder (including any accrued and unpaid interest and any premiums, fees and expenses, in each case, in connection therewith);
     (j) Indebtedness of any Person that becomes a Subsidiary after the date hereof, provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.16(j) shall not exceed $10,000,000 at any time outstanding;
     (k) Indebtedness of any Foreign Subsidiary to any Person other than the Borrower or any Subsidiary in an aggregate principal amount not in excess of $30,000,000 at any time outstanding, provided that such Indebtedness is not guaranteed by the Borrower or any Loan Party;
     (l) Indebtedness of any Foreign Subsidiary (i) to any Loan Party, provided that the loan or advance is permitted by Section 6.19(b) or 6.19(g) or (ii) to any other Foreign Subsidiary; and
     (m) other unsecured Indebtedness in an aggregate principal amount not in excess of $20,000,000 at any time outstanding.
     6.17. Merger. No Loan Party will merge or consolidate or liquidate with or into any other Person, except (a) that any Subsidiary of the Borrower may merge into the Borrower or a Wholly-Owned Subsidiary of the Borrower that is a Loan Party, (b) that any Loan Party (other than the Borrower) may merge with any other Loan Party, (c) that any Loan Party (other than the Borrower) may liquidate if the Board of Directors of the Borrower determines in good faith that such liquidation is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and if any material assets of such Loan Party are transferred to another Loan Party and (d) in connection with a Permitted Acquisition, provided that the Loan Party is the surviving entity.
     6.18. Sale of Assets. No Loan Party will lease, sell or otherwise dispose of its Property (including any Capital Stock owned by it) to any other Person, except:
     (a) sales of Inventory (including wooden and composite mats removed from the Company’s rental fleet and sold as used mats) in the ordinary course of business;
     (b) the sale or other disposition of Equipment that is obsolete or no longer useful in such Loan Party’s business;
     (c) the sale or disposition of other assets having a book value not exceeding $5,000,000 in the aggregate in any Fiscal Year; and
     (d) sales or transfers of assets by a Loan Party to another Loan Party.
Subject to the terms of the Intercreditor Agreement, the Net Cash Proceeds of any sale or disposition (to the extent such Net Cash Proceeds exceed 500,000) permitted pursuant to this Section (other than pursuant to Section 6.18(a)) shall be delivered to the Administrative Agent to the extent required by Section 2.15 and applied to the Obligations as set forth therein; provided, however, that the Company may retain up to $2,500,000 of un-reinvested Net Cash Proceeds from any sale or disposition pursuant to this Section in any calendar year.
     6.19. Investments and Acquisitions. No Loan Party will (i) make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, (ii) create any Subsidiary, (iii) become or remain a partner in any partnership or joint venture, or (iv) make any Acquisition, except:
     (a) Cash Equivalent Investments;

     (b) Investments in existence on the Closing Date and described in Schedule 6.19;
     (c) Investments consisting of loans or advances made to (i) the executive officers of such Loan Party on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses and similar purposes up to a maximum of $25,000 to any employee and up to a maximum of $75,000 in the aggregate (for all Loan Parties) at any one time outstanding and (ii) the executive officers of such Loan Party on an arms-length basis in the ordinary course of business consistent with past practices for relocation expenses and similar purposes up to a maximum of $300,000 to any employee and up to a maximum of $1,000,000 in the aggregate (for all Loan Parties) at any one time outstanding;
     (d) subject to Sections 4.2(a) and 4.4 of the Security Agreement, Investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
     (e) additional Investments in Wholly-Owned Subsidiaries which are Loan Parties;
     (f) Permitted Acquisitions and the formation of Wholly Owned Subsidiaries of the Borrower in connection with a Permitted Acquisition;
     (g) in addition to Investments otherwise expressly permitted by this Section 6.19, Investments in an aggregate amount (valued at cost) not to exceed $15,000,000 during the term of this Agreement, provided that, to the extent such Investment is made in the form of a loan or advance to any Foreign Subsidiary, such Foreign Subsidiary shall have executed and delivered to the Loan Party a demand note (a “Foreign Intercompany Note”) to evidence such intercompany Indebtedness, which Foreign Intercompany Note shall be in form and substance reasonably satisfactory to the Administrative Agent (a copy of such executed note shall be delivered to Administrative Agent); and
     (h) the creation of new Wholly-Owned Subsidiaries which become Loan Parties pursuant to Section 6.14.
     6.20. Liens.
     (a) No Loan Party will create, incur, or suffer to exist any Lien in, of, or on the Property of such Loan Party, (including, without limitation, the real Property or marine vessels of such Loan Party) except the following (collectively, “Permitted Liens”):
(i)	Liens for taxes, fees, assessments, or other governmental charges or levies on the Property of such Loan Party if such Liens (1) shall not at the time be delinquent or (2) subject to the provisions of Section 6.6, do not secure obligations in excess of $1,000,000, are being contested in good faith and by appropriate proceedings diligently pursued, adequate reserves in accordance with GAAP have been set aside on the books of such Loan Party, and a stay of enforcement of such Lien is in effect;

(ii)	Liens imposed by law, such as carrier’s, warehousemen’s, and mechanic’s Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than ten days past due or which are being contested in good faith and by appropriate proceedings diligently pursued;

(iii)	statutory Liens in favor of landlords of real Property leased by such Loan Party; provided that, such Loan Party is current with respect to payment of all rent and other amounts due to such landlord under any lease of such real Property except to the extent such amounts are being contested in good faith and by appropriate proceedings diligently pursued;

(iv)	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or to secure the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure indemnity, performance, or other similar bonds for the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure statutory obligations (other than liens arising under ERISA or Environmental Laws) or surety or appeal bonds, or to secure indemnity, performance, or other similar bonds;

(v)	utility easements, building restrictions, and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of such real Property or interfere with the use thereof in the business of such Loan Party;

(vi)	Liens existing on the Closing Date and described in Schedule 6.20;

(vii)	Liens resulting from any extension, refinancing, or renewal of the related Indebtedness as permitted pursuant to Section 6.16(d); provided that, the Liens evidenced thereby are not increased to cover any additional Property not covered thereby immediately prior to such extension, refinancing or renewal;

(viii)	Liens securing purchase money Indebtedness of such Loan Party permitted pursuant to Section 6.16(c); provided that, such Liens attach only to the Property which was purchased with the proceeds of such purchase money Indebtedness and the proceeds thereof;

(ix)	(i) Liens in favor of the Collateral Agent granted pursuant to the Loan Documents and (ii) Liens in favor of the agent granted pursuant to the Existing Credit Agreement and the other loan documents (as such term is defined in the Existing Credit Agreement) so long as the Intercreditor Agreement is in effect;

(x)	Liens securing Indebtedness permitted by Section 6.16(k); provided that, such Liens only attach to Property of Foreign Subsidiaries; and

(xi)	Liens not otherwise permitted by this Section 6.20 so long as neither (x) the aggregate outstanding principal mount of the obligations secured thereby nor (y) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $5,000,000 at any one time.
     (b) Other than as provided in the Loan Documents or in connection with the creation or incurrence of any Indebtedness under Section 6.16(c), no Loan Party will enter into or become subject to any negative pledge or other restriction on the right of such Loan Party to grant Liens to the Collateral Agent and the Lenders on any of its Property; provided that, any such negative pledge or other restriction entered into in connection with the creation of Indebtedness under Section 6.16(c) shall be limited to the Property securing such purchase money Indebtedness.
     6.21. Affiliate Transactions. No Loan Party will enter into any material transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any material payment or transfer (including, without limitation, any payment or transfer with respect to any fees or expenses for management services) to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of such Loan Party’s business and upon fair and reasonable terms no less favorable to such Loan Party than such Loan Party would obtain in a comparable arms-length transaction.
     6.22. Amendments to Agreements. No Loan Party will, nor will any Loan Party permit its Subsidiary to, amend or terminate its articles of incorporation, charter, certificate of formation, by-laws, operating, management or partnership agreement or other organizational document, except to the extent such amendment is undertaken to effect a merger or consolidation permitted by Section 6.17.
     6.23. Prepayment of Indebtedness; Senior Subordinated Debt.
     (a) No Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations and the obligations under the Existing Credit Agreement; (ii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.18; (iii) Indebtedness permitted by Section 6.16(d) upon any refinancing thereof in accordance therewith; (iv) Indebtedness permitted by Section 6.16(e); (v) Indebtedness under the Senior Subordinated Notes repaid in connection with a refinancing thereof, provided that such refinancing constitutes Senior Subordinated Debt permitted under Section 6.16(i); (vi) the purchase or redemption of Senior Subordinated Notes with the proceeds of the Loans; (vii) the repayment of the RBS Facility with the proceeds of the Loans and (viii) in respect of the financing of Durabase Composite mats located in Mexico with GE Commercial Finance.
     (b) No Loan Party shall make any amendment or modification to the Indenture, or any note or other agreement evidencing or governing any Senior Subordinated Debt in a manner adverse to the Lenders (other than (i) amendments, supplements or modifications to the Indenture or such Senior Subordinated Debt which reduce the interest rate or extend the maturity thereof, (ii) waivers of compliance by the Company or any of its Subsidiaries with any of the terms or conditions of the Indenture or such Senior Subordinated Debt (except those terms or conditions which by their terms are for the benefit of the Lenders), or (iii) amendments, supplements or modifications made in connection with the cure or waiver of the Specified Defaults).
     6.24. Financial Contracts. No Loan Party shall enter into or remain liable upon any Financial Contract, except for Rate Management Transactions permitted by Section 6.16(g).
     6.25. Financial Covenants.
          6.25.1. Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of the Company’s Fiscal Quarters for the applicable Test Period, to be less than 1.1 to 1.0.
          6.25.2. Consolidated Leverage Ratio. The Company will not permit the Consolidated Leverage Ratio, determined as of the end of each of the Company’s Fiscal Quarters for the applicable Test Period, to be greater than the corresponding ratio set forth below:

Maximum Consolidated
Date of Determination	Leverage Ratio
September 30, 2006	3.25 to 1.00
December 31, 2006	3.00 to 1.00
March 31, 2007	3.00 to 1.00
June 30, 2007	3.00 to 1.00
September 30, 2007	3.00 to 1.00
December 31, 2007 and each Fiscal Quarter thereafter	2.75 to 1.00
     6.26. Rate Management Transactions. The Borrower will, within 180 days after the Borrowing Date, enter into, and thereafter maintain, Rate Management Transactions to the extent necessary to provide that at least 50% of the aggregate principal amount of the Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Rate Management Transactions shall have terms and conditions reasonably satisfactory to the Administrative Agent.
ARTICLE VII
DEFAULTS
     The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:
     (a) any representation or warranty made or deemed made by or on behalf of any Loan Party to any Lender or any Agent under or in connection with this Agreement, any other Loan Document, any Credit Extension, or any certificate or information delivered in connection with any of the foregoing shall be materially false on the date as of which made;
     (b) nonpayment, when due (whether upon demand or otherwise), of any principal, interest, fee, or any other obligation owing under any of the Loan Document;

     (c) the breach by any Loan Party of any of the terms or provisions of Section 6.2, 6.3(a) or 6.15 through 6.25;
     (d) the breach by any Loan Party (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of (i) Section 6.1, 6.3 (other than Section 6.3(a)), 6.4 through 6.14, or 6.26 of this Agreement which is not remedied within five days from the earlier of (x) the date on which any Loan Party had actual knowledge of such breach or (y) the date on which such Loan Party receives written notice from the Administrative Agent or any Lender or (ii) any other Section of this Agreement which is not remedied within thirty days after the earlier of (x) the date on which any Loan Party had actual knowledge of such breach or (y) the date on which such Loan Party receives written notice from the Administrative Agent or any Lender;
     (e) failure of any Loan Party to pay when due any Material Indebtedness or, except for the Specified Defaults with respect to the Indenture, a default, breach or other event occurs under any term, provision or condition contained in any Material Indebtedness Agreement of any Loan Party, the effect of which default, breach or other event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; except for any remedies exercised under the Indenture due to the Specified Defaults, any Material Indebtedness of any Loan Party shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or any Loan Party shall not pay, or admit in writing its inability to pay, its debts generally as they become due;
     (f) any Loan Party shall (i) have an order for relief entered with respect to it under the Bankruptcy Code as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any portion of its Property which constitutes a Substantial Portion, (iv) institute any proceeding seeking an order for relief under the Bankruptcy Code as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this subsection (f) or (vi) fail to contest in good faith any appointment or proceeding described in subsection (g) below;
     (g) a receiver, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party or any portion of its Property which constitutes a Substantial Portion, or a proceeding described in subsection (f)(iv) of Article VII shall be instituted against any Loan Party and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty consecutive days;
     (h) any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of any Loan Party which, when taken together with all other Property of any Loan Party so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion;
     (i) any loss, theft, damage or destruction of any item or items of Collateral or other property of any Loan Party occurs which could reasonably be expected to cause a Material Adverse Effect and is not adequately covered by insurance;
     (j) any Loan Party shall fail within thirty days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $5,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
     (k) any Change in Control shall occur;
     (l) (i) any Unfunded Liabilities of a Single Employer Plan shall exist, (ii) a Reportable Event shall occur in connection with any Plan; (iii) the Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan; or (iv) the Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect;
     (m) any Loan Party shall (i) be the subject of any proceeding or investigation pertaining to the release by the any Loan Party or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect;
     (n) the occurrence of any “event of default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;
     (o) any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect;
     (p) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest (or, to the extent provided in the Intercreditor Agreement, a second priority security interest) in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral

Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;
     (q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
     (r) any Loan Party is criminally convicted under any law that may reasonably be expected to lead to a forfeiture (which does not include fines or other payments of money) of any Property of such Loan Party having a fair market value in excess of $500,000;
     (s) the 2005 Filings when made contain adjustments that are materially inconsistent with the Specified Adjustments set forth in the Form 8-K Filings; or
     (t) the 2005 Filings shall not have been made by November 18, 2007.
ARTICLE VIII
REMEDIES; WAIVERS AND AMENDMENTS
     8.1. Remedies.
     (a) If any Event of Default occurs and is continuing, the Administrative Agent may in its discretion (and at the written request of the Required Lenders, shall) (i) reduce the Aggregate Commitment, (ii) terminate or suspend the obligations of the Lenders to make Loans hereunder, (iii) declare all or any portion of the Obligations to be due and payable, whereupon such Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, (iv) increase the rate of interest applicable to the Loans as set forth in this Agreement and (v) exercise, and cause the Collateral Agent to exercise, any rights and remedies provided to the Agents under the Loan Documents or at law or equity, including all remedies provided under the UCC.
     (b) If any Event of Default described in subsections (f) or (g) of Article VII occurs with respect to any Loan Party, the obligations of the Lenders to make Loans hereunder shall automatically terminate and all Obligations shall immediately become due and payable without any election or action on the part of any Agent or any Lender.
     (c) If, within thirty days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans as a result of any Event of Default (other than any Event of Default as described in subsections (f) or (g) of Article VII with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower rescind and annul such acceleration and/or termination.

     8.2. Waivers by Loan Parties. Except as otherwise provided for in this Agreement or by applicable law, each Loan Party waives, to the extent permitted by applicable law: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by any Agent on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever such Agent may do in this regard, (b) all rights to notice and a hearing prior to the Collateral Agent’s taking possession or control of, or to the Collateral Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing the Collateral Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.
     8.3. Amendments.
     (a) Subject to the provisions of this Section 8.3, no amendment, waiver or modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Loan Parties and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     (b) Notwithstanding subsection (a) above, no such amendment, waiver or other modification with respect to this Agreement shall:
(i)	without the consent of each Lender directly affected thereby, extend the final maturity of any Loan to a date after the Maturity Date;

(ii)	without the consent of each Lender directly affected thereby, postpone any regularly scheduled payment of principal of any Loan or reduce or forgive all or any portion of the principal amount of any Loan;

(iii)	without the consent of each Lender directly affected thereby, reduce the rate or extend the time of payment of interest, fees or prepayment premiums payable to the Lenders pursuant to any Loan Document;

(iv)	without the consent of each Lender, reduce the percentage or number of Lenders specified in the definition of Required Lenders;

(v)	without the consent of each Lender directly affected thereby, increase the amount of the Aggregate Commitment or the Commitment of any Lender hereunder;

(vi)	without the consent of each Lender, amend this Section 8.3;

(vii)	without the consent of each Lender, release all or substantially all of the Guarantors, except as otherwise permitted herein or in the other Loan Documents; or

(viii)	without the consent of each Lender, except as provided in clause (d) of this Section 8.3 or any Collateral Document, release all or substantially all of the Collateral.
     (c) Notwithstanding clause (a) above, no amendment of any provision of this Agreement or any other Loan Document relating to the Agents shall be effective without the written consent of the applicable Agent. The Administrative Agent may (i) amend the Commitment Schedule to reflect assignments entered into pursuant to Article XII, and (ii) waive payment of the fee required under Article XII without obtaining the consent of any other party to this Agreement.
     (d) The Lenders hereby irrevocably authorize the Collateral Agent to release or subordinate (as applicable) any Liens granted to the Collateral Agent by the Loan Parties on any Collateral (i) upon the termination of the Aggregate Commitment, payment and satisfaction in full in cash of all Obligations, (ii) constituting Property being sold or disposed of if the Loan Party disposing of such Property certifies in writing to the Agents that the sale or disposition is made in compliance with the terms of this Agreement (and the Agents may rely conclusively on any such certificate, without further inquiry), (iii) constituting Property in which no Loan Party has at any time during the term of this Agreement owned any interest, (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (v) owned by or leased to an Loan Party which is subject to a purchase money security interest or which is the subject of a Capitalized Lease, in either case, entered into by such Loan Party pursuant to Section 6.16(c), (vi) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agents and the Lenders pursuant to Section 8.1 or (vii) as provided in Section 4.2 of the Intercreditor Agreement, upon any release, sale or disposition of ABL Priority Collateral (as defined in the Intercreditor Agreement). Upon request by any Agent at any time, the Lenders will confirm in writing such Agent’s authority to release any Liens upon particular types or items of Collateral pursuant to this Section 8.3(d). Except as provided in the preceding sentence, the Collateral Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may, in its discretion, instruct the Collateral Agent to release its Liens on Collateral valued in the aggregate not in excess of $2,500,000 during any calendar year without the prior written authorization of the Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
     (e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of Lenders holding in the aggregate at least 66 2/3% of the Aggregate Credit Exposure is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect, at its sole cost and expense, to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of subsection (b) of Article XII (provided that the Borrower or the replacement Lender shall pay the applicable processing and recordation fee) and (ii) the Company shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees, prepayment premiums (to the extent applicable under Section 2.14(b)) and other amounts then accrued but unpaid to such Non-Consenting Lender by the Company hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 3.1, 3.2 and 3.5, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
     8.4. Preservation of Rights. No delay or omission of the Lenders or the Agents to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agents and the Lenders until the Obligations have been paid in full.
ARTICLE IX
GENERAL PROVISIONS
     9.1. Survival of Representations. All representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents shall survive the execution and delivery of the Loan Documents and the making of the Credit Extensions herein contemplated.
     9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
     9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
     9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Loan Parties, the Agents and the Lenders and supersede all prior agreements and understandings among the Loan Parties, the Agents and the Lenders relating to the subject matter thereof other than those contained in the Fee Letter and the WTC Fee Schedule which shall survive and remain in full force and effect during the term of this Agreement. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent or the Collateral Agent is authorized to act as such for the Lenders hereunder). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided however,, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
     9.6. Expenses; Indemnification.
     (a) Expenses. The Borrower shall reimburse the Agents and the Arranger for all reasonable out-of-pocket expenses (including reasonable fees, disbursement and other charges of counsel) incurred by the Agents or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet or through a service such as Intralinks), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agents, the Arranger and the Lenders for all out-of-pocket expenses (including the fees and disbursement of counsel (including the allocated fees and expenses of in-house counsel)) incurred by the Agents, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with:
(i)	any consent, waiver or other documents prepared with respect to any Loan Document and the transactions contemplated thereby;

(ii)	lien and title searches and title insurance;

(iii)	taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agent’s Liens;

(iv)	sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take (subject to any contest rights of the Loan Parties);

(v)	any litigation, contest, dispute, proceeding or action (whether instituted by any Agent, any Lender, any Loan Party or any other Person and whether as to party, witness or otherwise) in any way relating to the Collateral, the Loan Documents or the transactions contemplated thereby; and

(vi)	costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Funding Account and lock boxes, and costs and expenses of preserving and protecting the Collateral.

     The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrower.
     (b) Indemnification. The Borrower hereby further agrees to indemnify the Agents, the Arranger, each Lender, their respective Affiliates, and each of their directors, officers, employees, advisors, trustees and agents against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not any Agent, the Arranger, any Lender or any Affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the breach of contract, gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF THE BORROWER AND THE BORROWER AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PARTY.
     9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to the Collateral Agent and each of the Lenders.
     9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.5. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.
     9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
     9.10. Nonliability of Lenders. The relationship between any Loan Party on the one hand and the Lenders, and the Agents on the other hand shall be solely that of debtor and creditor. Neither any Agent, the Arranger, nor any Lender shall have any fiduciary responsibilities to any Loan Party. Neither any Agent, the Arranger, nor any Lender undertakes any responsibility to any Loan Party to review or inform such Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. The Loan Parties agree that neither any Agent, the Arranger, nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the breach of contract, gross negligence or willful misconduct of the party from which recovery is sought. Neither any Agent, the Arranger, nor any Lender shall have any liability with respect to, and each Loan Party hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by any Loan Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
     9.11. Confidentiality. Each Agent and each Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (a) to its Affiliates and trustees and to the Agents and any other Lender and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (c) to regulatory officials, (d) to any Person as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which it is a party, (f) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (g) permitted by Section 12.4, and (h) to rating agencies if requested or required by such agencies in connection with a rating relating to the Credit Extensions hereunder. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and each Lender (including the Agents) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information. Notwithstanding anything herein to the contrary, confidential information shall not include, and each party to any of the Loan Documents and their respective Affiliates (and the respective partners, directors, officers, employees, advisors, representatives and other agents of each of the foregoing and their Affiliates) may disclose to any and all Persons, without limitation of any kind, (i) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (ii) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Persons referred to above, and it is hereby confirmed that each of the Persons referred to above has been authorized to make such disclosures since the commencement of discussions regarding the transactions contemplated hereby.
     Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
     All information, including requests for waivers and amendments, furnished by the Borrower or any Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each

Lender represents to the Borrower and the Agents that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
     9.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Credit Extensions provided for herein.
     9.13. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that each Agent and the Arranger and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
     9.14. Acknowledgements. Each Loan Party hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents; and
     (b) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
ARTICLE X
THE AGENTS
     10.1. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent and the Collateral Agent as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent and the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents.
     10.2. Delegation of Duties. The Agents may execute any of their duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care. The exculpatory provisions of this Agreement and of the other Loan Documents shall apply to any such agent or attorney-in-fact and to their Related Parties (as defined below).
     10.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact, controlling persons or affiliates (collectively, the “Related Parties”) shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan

Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents or any of their Related Parties under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
     10.4. Reliance by Agent. The Agents and their Related Parties shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by any Agent. Each Agent and its Related Parties may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent and its Related Parties shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such written advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or, in the case of the Collateral Agent, the Administrative Agent) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a written request of the Required Lenders (or, if so specified by this Agreement, all Lenders or, in the case of the Collateral Agent, the Administrative Agent), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. Each Loan Party will furnish such information reasonably known to it (and subject to applicable confidentiality restrictions) about the Collateral, the Loan Parties and any other information the Collateral Agent reasonably deems necessary to exercise any of the rights or powers vested in it by the Loan Documents as the Collateral Agent may reasonably request from time to time.
     10.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that any Agent receives such a notice, such Agent shall give notice thereof to the Lenders and the other Agent. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed in writing by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement or, in the case of the Collateral Agent, the Administrative Agent); provided that unless and until any Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
     10.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their Related Parties have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.
     10.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such and any of its Related Parties, as applicable (collectively, the “Lender Indemnitees”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Credit Exposure in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Credit Exposure immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind (including reasonable attorneys fees and expenses) whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Lender Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Lender Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder. Notwithstanding anything herein to the contrary, no Agent shall be required to act hereunder or to advance funds or otherwise incur any financial liability in the performance of its duties or the exercise of its rights hereunder and under any other agreements or documents to which it is a party and shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Loan Parties and the Lenders (other than the Agents) of their indemnification obligations hereunder against any and all liability and expense that may be incurred by it by reason of taking or continuing to take or refraining from taking any such action.
     10.8. Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not an Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
     10.9. Successor Agent. Each Agent may resign as Agent upon 10 days’ notice to the Lenders and the Borrower. If any Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under subsection (b), (f) or (g) of Article

VII with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Agent by the date that is 10 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent or the Collateral Agent hereunder, as the case may be, until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as Agent, the provisions of this Article X and of Section 9.6 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.
     10.10. Collateral Agent. The Collateral Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any of the other Loan Documents, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, trades or other matters relative to any Collateral, whether or not the Collateral Agent is deemed to have knowledge of such matters, or as to taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral (including the filing of UCC Continuation Statements). The Collateral Agent shall be deemed to have exercised appropriate and due care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which other collateral agents accord similar property.
     10.11. Execution of Loan Documents. The Lenders hereby empower and authorize the Agents, and the Administrative Agent hereby empowers and authorizes the Collateral Agent, on behalf of the Lenders (and, the Administrative Agent, as the case may be), to execute and deliver to the Loan Parties the other Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents. Each Lender and each Agent agrees that any action taken by any Agent or the Required Lenders in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by any Agent or the Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders and the Agents.

ARTICLE XI
SETOFF; RATABLE PAYMENTS
     11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Loan Party becomes insolvent, however evidenced, or any Event of Default occurs and is continuing any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.
     11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to respective Pro Rata Share of the Aggregate Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XII
SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Article XII.
     (b) (i) Subject to the conditions set forth in subsection (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:
     (A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and
     (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an affiliate of a Lender or an Approved Fund.
     (ii) Assignments shall be subject to the following additional conditions:

     (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
     (B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Agents; and
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
     For the purposes of this Article XII, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to subsection (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5 and 9.6). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Article XII shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) of this Article XII.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection (b) of this Article XII and any written consent to such assignment required by subsection (b) of this Article XII, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.
     (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 8.3(b) and (2) directly affects such Participant. Subject to subsection (c)(ii) of this Article XII, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Article XII. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender, provided such Participant shall be subject to Section 11.1 as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 3.5 unless such Participant complies with Section 3.5(d).
     (d) Any Lender may at any time, without the consent of the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Article XII shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
     (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in subsection (d) above.
     (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in subsection (b) of this Article XII. Each of the Borrower, each Lender and each Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

ARTICLE XIII
NOTICES
     13.1. Notices; Effectiveness; Electronic Communications.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
(i)	if to any Loan Party, at its address or telecopier number set forth on the signature page hereof;

(ii)	if to the Administrative Agent, at
JPMorgan Chase Bank, N.A.
Loan and Agency Services
10 South Dearborn, 19th Floor
Chicago, IL 60603
Attention: Claudia Kech
Telecopy: (312) 385-7096
Email: claudia.kech@jpmchase.com

with a copy to: JPMorgan Chase Bank, N.A. 201 St. Charles Avenue, 28th Floor New Orleans, LA 70170 Attention: Charlie Freel Telecopy: (504) 623-1638 Email: charlie.freel@chase.com

(iii)	if to the Collateral Agent, at
Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1615
Attention: James A. Hanley, Senior Financial Services Officer
Telecopy: (302) 636-4145

(iv)	if to a Lender, to it at its address or telecopier number set forth in its administrative questionnaire.
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

     (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any Agent or any Loan Party may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications. Notwithstanding the foregoing, in every instance, the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.1(e) to the Administrative Agent.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     13.2. Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by written notice to the other parties hereto.
ARTICLE XIV
COUNTERPARTS
     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Loan Parties, the Agents, and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.
ARTICLE XV
GUARANTY
     15.1. Guaranty. Each Guarantor (other than those that have delivered a separate Guaranty; each to be referred to in this Article XV as a Guarantor and collectively as the Guarantors) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Agents and Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Agents and the Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrower, any Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.
     15.2. Guaranty of Payment. This Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require any Agent or any Lender to sue the Borrower, any Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
     15.3. No Discharge or Diminishment of Guaranty.
     (a) Except as otherwise provided for herein and to the extent provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:
(i)	any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise;

(ii)	any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations;

(iii)	any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any Guarantor, or any other guarantor of or other person liable for any of the Guaranteed Obligations, or their assets or any resulting release or discharge of any obligation of the Borrower, any Guarantor, or any other guarantor of or other person liable for any of the Guaranteed Obligations; or

(iv)	the existence of any claim, setoff or other rights which any Guarantor may have at any time against the Borrower, any Guarantor, any other guarantor of the Guaranteed Obligations, any Agent, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.
     (b) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by the Borrower, any Guarantor or any other guarantor of or other person liable for any of the Guaranteed Obligations, of the Guaranteed Obligations or any part thereof.
     (c) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by:

(i)	the failure of any Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations;

(ii)	any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations;

(iii)	any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations;
     (d) any action or failure to act by any Agent or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; and
     (e) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
     15.4. Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against the Borrower, any Guarantor, any other guarantor of any of the Guaranteed Obligations, or any other person. Each Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower, any Guarantor, any other guarantor or any other person liable on any part of the Guaranteed Obligations or exercise any other right or remedy available to it against the Borrower, any Guarantor, any other guarantor or any other person liable on any of the Guaranteed Obligations, without affecting or impairing in any way the liability of such Guarantor under this Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower, any other guarantor or any other person liable on any of the Guaranteed Obligations, as the case may be, or any security.
     15.5. Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against the Borrower, any Guarantor, any person liable on the Guaranteed Obligations, or any collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to the Agents and the Lenders.

     15.6. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agents and the Lenders are in possession of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lender.
     15.7. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that neither any Agent nor any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.
     15.8. Termination. The Lenders may continue to make loans or extend credit to the Borrower based on this Guaranty until five days after the Administrative Agent receives written notice of termination from any Guarantor. Notwithstanding receipt of any such notice, each Guarantor will continue to be liable to the Lender for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.
     15.9. Taxes. All payments of the Guaranteed Obligations will be made by each Guarantor free and clear of and without deduction for or on account of any and all present or future taxes, levies, imposts, duties, charges, deductions or withholdings of whatever nature imposed by any governmental authority with respect to such payments, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes (collectively, “Taxes”). If any Guarantor is required by law to deduct any Taxes from or in respect of any sum payable to the Lenders under this Guaranty, (a) the sum payable must be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this provision) the Lenders receive an amount equal to the sum it would have received had no such deductions been made, (b) the Guarantors must then make such deductions, and must pay the full amount deducted to the relevant authority in accordance with applicable law, and (c) the Guarantors must furnish to the Lender within forty-five days after their due date certified copies of all official receipts evidencing payment thereof.
     15.10. Severability. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”. This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the

Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.
     15.11. Contribution. In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article XV, each Non-Paying Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Agents, the Lenders and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
     15.12. Lending Installations. The Guaranteed Obligations may be booked at any Lending Installation. All terms of this Guaranty apply to and may be enforced by or on behalf of any Lending Installation.
     15.13. Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article XV is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agents and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations of liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
ARTICLE XVI
CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL
     16.1. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     16.2. Submission To Jurisdiction; Waivers. Each Loan Party hereby irrevocably and unconditionally:

     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Loan Party at its address in accordance with Article XIII;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
     16.3. WAIVERS OF JURY TRIAL. EACH LOAN PARTY, EACH AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the Loan Parties, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

BORROWER:

NEWPARK RESOURCES, INC.,

By:	/s/ John Dardenne
Print Name: John Dardenne
Title: Treasurer

LOAN PARTIES:

DURA-BASE NEVADA, INC.,
EXCALIBAR MINERALS INC.,
EXCALIBAR MINERALS OF LA., L.L.C.,
NEWPARK DRILLING FLUIDS LABORATORY, INC.,
NEWPARK ENVIRONMENTAL SERVICES, L.L.C.,
NEWPARK ENVIRONMENTAL MANAGEMENT COMPANY, L.L.C.,
NEWPARK HOLDINGS, INC.,
NEWPARK TEXAS, L.L.C.,
SOLOCO, L.L.C.,
SUPREME CONTRACTORS, L.L.C.,
COMPOSITE MAT SOLUTIONS L.L.C.,
NEWPARK ENVIRONMENTAL WATER SOLUTIONS L.L.C.,
NEWPARK WATER TECHNOLOGY PARTNERS L.L.C.,
OLS CONSULTING SERVICES, INC.,
THE LOMA COMPANY, L.L.C.,
MALLARD & MALLARD OF LA., INC., and
SHAMROCK DRILLING FLUIDS, INC.

By:	/s/ John Dardenne
Print Name: John Dardenne
Title: Treasurer

BATSON MILL, L.P.,
NES PERMIAN BASIN, L.P.,
NEWPARK ENVIRONMENTAL SERVICES OF TEXAS, L.P.,
NEWPARK DRILLING FLUIDS, L.P.
NID, L.P.,
SOLOCO TEXAS, L.P., and
NEWPARK ENVIRONMENTAL SERVICES MISSISSIPPI, L.P.

By:	Newpark Holdings, Inc., the general partner of each

By:	/s/ John Dardenne
Print Name: John Dardenne
Title: Treasurer

NOTICE ADDRESS FOR ALL LOAN PARTIES:
c/o Newpark Resources, Inc.
3850 North Causeway Blvd., Suite 1770
Metairie, Louisiana 70002-1752
Attention:	Mr. John R. Dardenne, Sr., Treasurer
Telephone:	(504) 838-8222
Facsimile:	(504) 833-9506

LENDERS:

JPMORGAN CHASE BANK, N.A.
Individually and as Administrative Agent and Collateral Agent

By:	/s/ Gary L. Spevack
Name:	Gary L. Spevack
Title:	Vice President

COLLATERAL AGENT:

WILMINGTON TRUST COMPANY
as Collateral Agent

By:	/s/ James A. Hanley
Name:	James A. Hanley
Title:	Senior Financial Services Officer

PRICING SCHEDULE

		Applicable Margin
Pricing			Floating Rate
Level	Required Corporate Ratings	Eurodollar Advances	Advances
I	At least B1 and B+ (in each case with stable outlook or better)	3.00%	2.00%

II	At least B2 and B (in each case with stable outlook or better)	3.25%	2.25%

III	Below Level I and II, but ratings from both Moody’s and S&P	3.75%	2.75%

IV	Rating from Moody’s and/or S&P withdrawn	4.25%	3.25%
     The pricing levels set forth above are based upon the then current corporate ratings for the Company issued by Moody’s and S&P, provided that (a) if the Company has at any time a split rating, the lower rating shall determine the applicable pricing level and (b) if one or both of the minimum ratings required by pricing level I or II, as applicable, are issued with an outlook that is not stable or better, the next higher pricing level shall apply. If an Event of Default shall have occurred and be continuing as of any date on which the Applicable Margin would otherwise been adjusted in accordance with this Pricing Schedule, the Applicable Margin shall in no event be reduced on such date (from the Applicable Margin as in effect prior to such date) until such Event of Default is cured or waived.